Exhibit 10.1

Published CUSIP Number: ___________________

CREDIT AGREEMENT

among

VECTREN CAPITAL, CORP.,
as Borrower,

VECTREN CORPORATION,
as Guarantor,

THE LENDERS SIGNATORY HERETO,
JPMORGAN CHASE BANK, N.A.,
as Co-Syndication Agent
UNION BANK OF CALIFORNIA, N.A.,
as Co-Syndication Agent,
and

BANK OF AMERICA, N.A.,
as Administrative Agent and LC Issuer

Dated as of September 11, 2008

BANC OF AMERICA SECURITIES LLC
LEAD ARRANGER AND BOOK RUNNER

Page

ARTICLE I DEFINITIONS		1
ARTICLE II THE CREDITS		14
2.1.	Commitments	14
2.2.	Required Payments; Termination	14
2.3.	Ratable Loans	14
2.4.	Types of Advances	14
2.5.	Facility Fee; Reductions in Aggregate Commitment	14
2.6.	Minimum Amount of Each Advance	15
2.7.	Optional Principal Payments	15
2.8.	Method of Selecting Types and Interest Periods for New Advances	15
2.9.	Conversion and Continuation of Outstanding Advances	16
2.10.	Changes in Interest Rate, etc	16
2.11.	Rates Applicable After Default	16
2.12.	Payments Generally; Administrative Agent’s Clawback	17
2.13.	Notes; Telephonic Notices	18
2.14.	Interest Payment Dates; Interest and Fee Basis	18
2.15.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions	19
2.16.	Lending Installations	19
2.17.	Issuance of Letters of Credit	19
2.18.	Use of Proceeds	27
2.19.	Increases in Aggregate Commitment	27
ARTICLE III YIELD PROTECTION; TAXES		28
3.1.	Yield Protection	28
3.2.	Changes in Capital Adequacy Regulations	29
3.3.	Availability of Types of Advances	29
3.4.	Funding Indemnification	29
3.5.	Taxes	30
3.6.	Lender Statements; Survival of Indemnity	32
3.7.	Replacement of Lenders	33

- i -

(continued)
Page

ARTICLE IV CONDITIONS PRECEDENT		33
4.1.	Initial Credit Extension	33
4.2.	Each Credit Extension	34
ARTICLE V REPRESENTATIONS AND WARRANTIES		35
5.1.	Existence and Standing	35
5.2.	Authorization and Validity	35
5.3.	No Conflict; Government Consent	35
5.4.	Financial Statements	36
5.5.	Material Adverse Change	36
5.6.	Taxes	36
5.7.	Litigation and Contingent Obligations	36
5.8.	Subsidiaries	37
5.9.	ERISA	37
5.10.	Accuracy of Information	37
5.11.	Regulation U	37
5.12.	Material Agreements	37
5.13.	Compliance With Laws	37
5.14.	Ownership of Properties	37
5.15.	Plan Assets; Prohibited Transactions	38
5.16.	Environmental Matters	38
5.17.	Investment Company Act	38
5.18.	Insurance	38
5.19.	Solvency	38
5.20.	Reportable Transaction	39
ARTICLE VI COVENANTS		39
6.1.	Financial Reporting	39
6.2.	Use of Proceeds	41
6.3.	Notice of Default	41
6.4.	Conduct of Business	42
6.5.	Taxes	42

- ii -

(continued)
Page

6.6.	Insurance	42
6.7.	Compliance with Laws	42
6.8.	Maintenance of Properties	43
6.9.	Inspection	43
6.10.	Dividends	43
6.11.	Indebtedness	43
6.12.	Merger	44
6.13.	Sale of Assets	45
6.14.	Investments and Acquisitions	45
6.15.	Liens	45
6.16.	Affiliates	46
6.17.	Leverage Ratio	47
6.18.	Certain Restrictions	47
ARTICLE VII DEFAULTS		47
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES		49
8.1.	Acceleration	49
8.2.	Remedies Not Exclusive	50
8.3.	Deposit to Secure Reimbursement Obligations	50
8.4.	Subrogation	51
8.5.	Amendments	51
8.6.	Preservation of Rights	51
ARTICLE IX GENERAL PROVISIONS		52
9.1.	Survival of Representations	52
9.2.	Governmental Regulation	52
9.3.	Headings	53
9.4.	Entire Agreement	53
9.5.	Several Obligations; Benefits of this Agreement	53
9.6.	Expenses; Indemnification	53
9.7.	Numbers of Documents	55
9.8.	Accounting	55

- iii -

(continued)
Page

9.9.	Severability of Provisions	55
9.10.	Nonliability of Lenders	55
9.11.	Treatment of Certain Information; Confidentiality	56
9.12.	Nonreliance	57
9.13.	Disclosure	57
9.14.	USA PATRIOT Act	57
9.15.	Letter of Credit Amounts	57
9.16.	No Advisory or Fiduciary Responsibility	57
ARTICLE X THE ADMINISTRATIVE AGENT		58
10.1.	Appointment and Authority	58
10.2.	Rights as a Lender	58
10.3.	Exculpatory Provisions	58
10.4.	Reliance by Administrative Agent	59
10.5.	Delegation of Duties	60
10.6.	Resignation of Administrative Agent	60
10.7.	Non-Reliance on Administrative Agent and Other Lenders	61
10.8.	Agent May File Proofs of Claim	61
10.9.	No Other Duties, Etc	61
ARTICLE XI SETOFF; RATABLE PAYMENTS		62
11.1.	Setoff	62
11.2.	Ratable Payments	62
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS		62
12.1.	Successors and Assigns Generally	62
12.2.	Assignments by Lenders	63
12.3.	Register	64
12.4.	Participations	64
12.5.	Limitations upon Participant Rights	65
12.6.	Certain Pledges	65
12.7.	Resignation as LC Issuer after Assignment	65
ARTICLE XIII GUARANTY		66

- iv -

(continued)
Page

13.1.	GUARANTY	66
13.2.	Waivers	66
13.3.	Guaranty Absolute	66
13.4.	Acceleration	67
13.5.	Marshaling; Reinstatement	67
13.6.	Delay of Subrogation	68
ARTICLE XIV NOTICES		68
14.1.	Notices; Effectiveness; Electronic Communication	68
14.2.	Change of Address	70
ARTICLE XV COUNTERPARTS		70
ARTICLE XVI CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL		71
16.1.	CHOICE OF LAW	71
16.2.	CONSENT TO JURISDICTION	71
16.3.	WAIVER OF JURY TRIAL	71

- v -

PRICING SCHEDULE

Schedule I	Commitments
Schedule 5.7	Litigation
Schedule 5.8	Subsidiaries and Other Investments
Schedule 5.14	Indebtedness and Liens
Schedule 5.16	Environmental Matters
Schedule 6.18	Certain Restrictions
Schedule 14.1	Notice Information

Exhibit A	Form of Revolving Credit Note
Exhibit B	Form of Borrowing Notice
Exhibit C	Form of Compliance Certificate
Exhibit D	[intentionally omitted]
Exhibit E	Form of Assignment and Assumption
Exhibit F	Form of Increase Request

- vi -

CREDIT AGREEMENT

This Agreement, dated as of September 11, 2008, is among VECTREN CAPITAL, CORP., VECTREN CORPORATION, the Lenders party hereto, JPMORGAN CHASE BANK, N.A., as Co-Syndication Agent, UNION BANK OF CALIFORNIA, N.A., as Co-Syndication Agent (such institutions, the “Syndication Agents”) and BANK OF AMERICA, N.A., as LC Issuer and as Administrative Agent.  The parties hereto agree as follows:

ARTICLE I

DEFINITIONS

As used in this Agreement:

“Acquisition” means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which Borrower or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage or voting power) of the outstanding ownership interests of a partnership or limited liability company.

“Additional Lender” has the meaning specified in Section 2.19.

“Administrative Agent” means Bank of America, N.A., in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Administrative Agent’s Office” means the Administrative Agent’s address and, as appropriate, account as set forth on Schedule 14.1, or such other address or account as the Administrative Agent may from time to time notify Borrower and the Lenders.

“Administrative Questionnaire” means an Administrative Questionnaire in a form approved by the Administrative Agent.

“Advance” means a borrowing hereunder (or conversion or continuation thereof) consisting of the aggregate amount of the several Loans made on the same Borrowing Date (or date of conversion or continuation) by the Lenders to Borrower of the same Type and, in the case of Eurodollar Advances, for the same Interest Period.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as changed from time to time pursuant to the terms hereof.  On the date hereof, the amount of the Aggregate Commitment is $120,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of the Advances at such time plus (ii) the LC Obligations at such time.

“Agreement” means this Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with that used in preparing the financial statements referred to in Section 5.4.

“Alternate Base Rate” means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its “prime rate.”  The “prime rate” is a rate set by Bank of America based upon various factors including, without limitation, Bank of America’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.  Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

“Applicable Fee Rate” means, at any time, the percentage rate per annum at which facility fees are accruing on the Aggregate Commitment (without regard to usage) and Letter of Credit fees at such time as set forth in the Pricing Schedule.

“Applicable Margin” means, at any time, with respect to Advances of any Type at any time, the percentage rate per annum which is applicable at such time with respect to Advances of such Type, as set forth in the Pricing Schedule.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arranger” means Banc of America Securities LLC, as Lead Arranger and Book Runner.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 12.2), and accepted by the Administrative Agent, in substantially the form of Exhibit E or any other form approved by the Administrative Agent.

“Authorized Officer” means any Vice President, the Secretary, the Treasurer, the Assistant Secretary and Assistant Treasurer of Borrower, acting singly.

“Bank of America” means Bank of America, N.A. and its successors.

“Borrower” means Vectren Capital, Corp., an Indiana corporation, and its successors and assigns.

“Borrower Materials” has the meaning specified in Section 6.1.

“Borrowing Date” means a date on which a Credit Extension is made hereunder.

“Borrowing Notice” has the meaning specified in Section 2.8.

“BSA” has the meaning specified in Section 6.7.

“Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, New York and Indianapolis for the conduct of substantially all of their commercial lending activities and on which dealings in United States dollars are carried on in the London interbank market and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago and Indianapolis for the conduct of substantially all of their commercial lending activities.

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Collateralize” has the meaning specified in Section 2.17.7.

“Cash Equivalent Investments” means (i) short-term obligations of, or fully guaranteed by, the United States of America, (ii) commercial paper rated A-1 or better by S&P or P-1 or better by Moody’s, (iii) demand deposit accounts maintained in the ordinary course of business, and (iv) certificates of deposit issued by and time deposits with commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest.

“Change in Control” means (i) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 30% or more of the outstanding shares of voting stock of Guarantor, (ii) the occurrence during any period of twelve (12) consecutive months, commencing before or after the date of this Agreement, pursuant to which individuals who on the first day of such period were directors of Guarantor (together with any replacement or additional directors who were nominated or elected by a majority of directors then in office) cease to constitute a majority of the Board of Directors of Guarantor or (iii) Guarantor shall cease to own, free and clear of any Lien, 100% of the issued and outstanding capital stock of Borrower.

“Closing Date” means the first date all the conditions precedent in Section 4.1 are satisfied or waived in accordance with Section 8.5.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Letters of Credit issued upon the application of, Borrower in an aggregate amount not exceeding the amount set forth opposite its name on Schedule I or as set forth in any Assignment and Assumption relating to any assignment that has become effective pursuant to Section 12.2.4, as such amount may be modified from time to time pursuant to the terms hereof.

“Commitment Termination Date” means September 10, 2009, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Consolidated Indebtedness” means at any time the Indebtedness of a Person and its Subsidiaries calculated on a consolidated basis as of such time.

“Consolidated Net Worth” means at any time the consolidated stockholders’ equity of a Person and its Subsidiaries calculated on a consolidated basis as of such time.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person (other than accounts payable of such Person’s Subsidiary arising in the ordinary course of such Subsidiary’s business payable on terms customary in the trade), or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract.

“Conversion/Continuation Notice” has the meaning specified in Section 2.9.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with Guarantor or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Extension” means the making of an Advance or the issuance of or participation in a Letter of Credit hereunder.

“Default” means an event described in Article VII.

“Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Loans or participations in LC Obligations required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

“Eligible Assignee” means any Person that meets the requirements to be an assignee under Sections 12.2.3, 12.2.5 and 12.2.6 (subject to such consents, if any, as may be required under Section 12.2.6).

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

“Environmental Liability” means any liability, contingent or otherwise (including, without limitation, any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of Borrower, Guarantor or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which bears interest by reference to the applicable Eurodollar Rate.

“Eurodollar Rate” means for any Interest Period with respect to a Eurodollar Rate Loan, a rate per annum determined by the Administrative Agent pursuant to the following formula:

Eurodollar Rate =	Eurodollar Base Rate
1.00 – Eurodollar Reserve Percentage

Where,

“Eurodollar Base Rate” means, for such Interest Period, the rate per annum equal to the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or other commercially available source providing quotations of BBA LIBOR as designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, for United States Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period.  If such rate is not available at such time for any reason, then the “Eurodollar Base Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in United States Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by Bank of America and with a term equivalent to such Interest Period would be offered by Bank of America’s London Branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period.

“Eurodollar Reserve Percentage” means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as “Eurocurrency liabilities”).  The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

“Eurodollar Loan” means a Loan which bears interest by reference to the applicable Eurodollar Rate.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Indebtedness” has the meaning specified in Section 6.11.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to Bank of America on such day on such transactions as determined by the Administrative Agent.

“Fee Letter” means that certain letter agreement dated August 26, 2008 among Borrower, Guarantor, the Administrative Agent and the Arranger.

“Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics, (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options or (iii) to the extent not otherwise included in the foregoing, any Rate Hedging Agreement.

“Floating Rate” means, for any day, a rate per annum equal to (i) the Alternate Base Rate for such day plus (ii) the Applicable Margin for Floating Rate Advances, in each case changing when and as the Alternate Base Rate changes.

“Floating Rate Advance” means an Advance which bears interest at the Floating Rate.

“Floating Rate Loan” means a Loan which bears interest at the Floating Rate.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Guaranteed Obligations” has the meaning specified in Section 13.1.

“Guarantor” means Vectren Corporation, and its successors and assigns.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including, without limitation, petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Honor Date” has the meaning specified in Section 2.17.3.

“Indebtedness” of a Person means such Person’s (i) obligations for borrowed money, (ii) obligations representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (iii) obligations, whether or not assumed, secured by Liens or payable out of the proceeds or production from property now or hereafter owned or acquired by such Person, (iv) obligations which are evidenced by notes, acceptances or other instruments, (v) obligations of such Person to purchase securities or other property arising out of or in connection with the sale of the same or substantially similar securities or property, (vi) Capitalized Lease Obligations, (vii) Contingent Obligations (other than Contingent Obligations with respect to primary obligations (other than Indebtedness) of Subsidiaries, which primary obligations are not prohibited by this Agreement), (viii) reimbursement and other obligations in connection with letters of credit, (ix) Net Mark-to-Market Exposure of Rate Hedging Agreements and other Financial Contracts, (x) Synthetic Lease Obligations and (xi) any other obligation for borrowed money or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

“Intercompany Indebtedness” has the meaning specified in Section 6.11(iv).

“Interest Period” means, with respect to any Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by Borrower pursuant to this Agreement.  Such Interest Period shall end on the day which corresponds numerically to such date one, two, three or six months thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“Investment” of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; and structured notes, derivative financial instruments and other similar instruments or contracts owned by such Person.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit Application, and any other document, agreement and instrument entered into by the LC Issuer and Borrower (or any Subsidiary) or in favor of the LC Issuer and relating to such Letter of Credit.

“LC Advance” means, with respect to each Lender, such Lender’s funding of its participation in any LC Borrowing in accordance with its Pro Rata Share.

“LC Borrowing” means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as an Advance.

“LC Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the increase of the amount thereof.

“LC Issuer” means Bank of America in its capacity as issuer of Letters of Credit hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Letters of Credit outstanding at such time plus (ii) the aggregate unpaid amount at such time of all reimbursement obligations in respect of the Letters of Credit.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office, branch, subsidiary or affiliate of such Lender or the Administrative Agent listed on Schedule 14.1 hereof or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.16.

“Letter of Credit Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the LC Issuer.

“Letter of Credit Sublimit” means an amount equal to $40,000,000.  The Letter of Credit Sublimit is part of, and not in addition to, the Aggregate Commitment.

“Letters of Credit” means standby and commercial letters of credit now or hereafter issued by the LC Issuer from time to time at the request of, and for the account of, Borrower issued pursuant to this Agreement.

“Letter of Credit Fee” has the meaning specified in Section 2.17.9.

“Lien” means any lien (statutory or other), security interest, mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Fee Letter, the Notes, any Letter of Credit Application and any other documents or instruments now or hereafter executed and delivered by or on behalf of Borrower to the Administrative Agent or the Lenders to further evidence or govern the Obligations.

“Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise) or results of operations of Guarantor and its Subsidiaries taken as a whole, (ii) the ability of Borrower or Guarantor to perform its obligations under the Loan

Documents, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuer or the Lenders thereunder.

“Material Indebtedness” has the meaning specified in Section 7.5.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage Indenture” means the Mortgage and Deed of Trust, dated as of April 1, 1932, between Southern Indiana Gas and Electric Company and Bankers Trust Company (as supplemented from time to time before or after the date hereof by various supplemental indentures thereto).

“Multiemployer Plan” means a Plan maintained pursuant to a collective bargaining agreement or any other arrangement to which Borrower or any member of the Controlled Group is a party to which more than one employer is obligated to make contributions.

“Net Mark-to-Market Exposure” of a Person means, as of any date of determination, the excess (if any) of all unrealized losses over all unrealized profits of such Person arising from Rate Hedging Agreements or other Financial Contracts.  “Unrealized losses” means the fair market value of the cost to such Person of replacing such Rate Hedging Agreement or other Financial Contract as of the date of determination (assuming the Rate Hedging Agreement or other Financial Contract were to be terminated as of that date), and “unrealized profits” means the fair market value of the gain to such Person of replacing such Rate Hedging Agreement or other Financial Contract as of the date of determination (assuming such Rate Hedging Agreement or other Financial Contract were to be terminated as of that date).

“Non-U.S. Lender” has the meaning specified in Section 3.5(iv).

“Notes” means the Revolving Credit Notes.

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, reimbursement obligations under the Letters of Credit, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of Borrower to the Lenders or to any Lender, the LC Issuer, the Administrative Agent or any indemnified party arising under the Loan Documents.

“OFAC” has the meaning specified in Section 6.7.

“Other Taxes” has the meaning specified in Section 3.5(ii).

“Participants” has the meaning specified in Section 12.4.

“Payment Date” means the last Business Day of each month.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which Borrower or any member of the Controlled Group may have any liability.

“Platform” has the meaning specified in Section 6.1.

“Pro Rata Share” means, as to any Lender, when used with reference to an aggregate or total amount, an amount equal to the product of (a) such aggregate or total amount, multiplied by (b) a fraction, the numerator of which shall be the sum of such Lender’s Commitment (or, if the Commitments have been terminated, the sum of such Lender’s outstanding Revolving Loans and participations in outstanding Letters of Credit) and the denominator of which shall be the Aggregate Commitment (or, if the Commitments have been terminated, the sum of the total outstanding Revolving Loan Advances and the aggregate face amount of outstanding Letters of Credit).

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“Public Lender” has the meaning specified in Section 6.1.

“Rate Hedging Agreement” means an agreement, device or arrangement providing for payments which are related to fluctuations of interest rates, exchange rates or forward rates, including, but not limited to, dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts and warrants.

“Rate Hedging Obligations” of a Person means any and all obligations of such Person, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including, without limitation, all renewals, extensions and modifications thereof and substitutions therefor), under (i) any and all Rate Hedging Agreements, and (ii) any and all cancellations, buy backs, reversals, terminations or assignments of any Rate Hedging Agreement.

“Register” has the meaning specified in Section 12.3.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided, however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the aggregate unpaid principal amount of the outstanding Advances and participations in outstanding Letters of Credit.

“Revolving Credit Notes” means the Revolving Credit Notes, each substantially in the form of Exhibit A hereto, duly executed by Borrower to the respective Lenders to evidence the Revolving Loans, including any and all renewals, extensions, replacements and modifications thereof.

“Revolving Loan” has the meaning specified in Section 2.1.

“Revolving Loan Advance” means an Advance under the Commitments.

“Risk-Based Capital Guidelines” has the meaning specified in Section 3.2.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group.

“Subsidiary” of a Person means (i) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of Borrower.

“Subsidiary Existing Indebtedness” has the meaning specified in Section 6.11(vi).

“Substantial Portion” means, with respect to the Property of Borrower and its Subsidiaries, Property which (i) represents more than 10% of the consolidated assets of Borrower and its Subsidiaries as would be shown in the consolidated financial statements of Borrower and its Subsidiaries as at the beginning of the twelve-month period ending with the month in which such determination is made or (ii) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of Borrower and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (i) a so-called synthetic or off-balance sheet or tax retention lease or (ii) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as indebtedness of such Person (without regard to accounting treatment).  The amount of Synthetic Lease Obligations of any Person under any such lease or agreement shall be the amount which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles if such lease or agreement were accounted for as a Capitalized Lease.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

“Type” means, with respect to any Revolving Loan Advance, its nature as a Floating Rate Advance or a Eurodollar Advance.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Unreimbursed Amount” has the meaning specified in Section 2.17.3.

“Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

“Withholding Certificate” has the meaning specified in Section 3.5(iv).

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

ARTICLE II

THE CREDITS

2.1.           Commitments.  Subject to the terms and conditions of this Agreement and prior to the Commitment Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to make loans (“Revolving Loans”) to Borrower and participate in Letters of Credit issued upon the request of Borrower from time to time in amounts not to exceed in the aggregate at any one time outstanding the amount of its Commitment.  No requested Revolving Loan Advance shall cause the aggregate outstanding principal balance of the Revolving Loan Advances plus the outstanding LC Obligations to exceed the Aggregate Commitment.  Subject to the terms of this Agreement, Borrower may borrow, repay and reborrow such available amount under the Commitments at any time prior to the Commitment Termination Date.  The Commitments to lend hereunder shall expire on the Commitment Termination Date.  The Revolving Loans made by the Lenders pursuant hereto shall be evidenced by the Revolving Credit Notes.

2.2.           Required Payments; Termination.  Any outstanding Advances and all other unpaid Obligations shall be paid in full by Borrower on the Commitment Termination Date.

2.3.           Ratable Loans.  With respect to the Commitments, each Advance thereunder shall consist of Revolving Loans made from the several Lenders in accordance with their respective Pro Rata Shares.

2.4.           Types of Advances.  The Revolving Loan Advances may be Floating Rate Advances or Eurodollar Advances, or a combination thereof, selected by Borrower in accordance with Sections 2.8 and 2.9.

2.5.           Facility Fee; Reductions in Aggregate Commitment.

2.5.1.                      Borrower agrees to pay to the Administrative Agent for the account of each Lender according to its Pro Rata Share a facility fee at a per annum rate equal to the Applicable Fee Rate from and after the date hereof to and including the Commitment Termination Date on such Lender’s Commitment (regardless of usage) in effect from time to time.  Such facility fees shall be payable in arrears on the last Business Day of each quarter and on the Commitment Termination Date.

2.5.2.                      Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in integral multiples of $5,000,000, upon at least three Business Days’ prior written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that (i) the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure and (ii) if, after giving effect to any reduction of the Aggregate Commitment, the Letter of Credit Sublimit

exceeds the amount of the Aggregate Commitment, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.  All accrued facility fees shall be payable on the effective date of any termination of the obligations of the Lenders to make Credit Extensions hereunder.

2.6.           Minimum Amount of Each Advance.  Each Eurodollar Advance shall be in the minimum amount of $5,000,000 and in integral multiples of $1,000,000 (if in excess thereof), and each Floating Rate Advance may be in the amount of $1,000,000 or an integral multiple thereof.  Borrower shall not request a Eurodollar Advance if, after giving effect thereto, more than ten separate Eurodollar Advances would be outstanding.

2.7.           Optional Principal Payments.  Borrower may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Floating Rate Advances upon one Business Day’s prior notice to the Administrative Agent.  Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $5,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Eurodollar Advances upon three Business Days’ prior notice to the Administrative Agent.  Each prepayment pursuant to this Section shall be made together with accrued and unpaid interest to the date of such prepayment on the principal amount paid.

2.8.           Method of Selecting Types and Interest Periods for New Advances.  Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time.  Borrower shall give the Administrative Agent irrevocable notice in the form of Exhibit B (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the proposed Borrowing Date of each Floating Rate Advance and three Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(i)	the Borrowing Date, which shall be a Business Day, of such Advance,

(ii)	the aggregate amount of such Advance,

(iii)	the Type of Advance selected, and

(iv)	in the case of each Eurodollar Advance, the Interest Period applicable thereto.

Any notice received later than 10:00 a.m. (Chicago time) on any day shall be deemed to be received on the following Business Day.  The Administrative Agent shall notify the Lenders of Borrower’s intent to borrow by 12:00 p.m. (Chicago time) on the date it receives a timely Borrowing Notice from Borrower.  Not later than 2:00 p.m. (Chicago time) on each Borrowing Date, each Lender shall make available its Loan or Loans in immediately available funds to the Administrative Agent at its address specified pursuant to Article XIV.  The Administrative Agent will make the funds so received from the Lenders available to Borrower at the Administrative Agent’s aforesaid address.

2.9.           Conversion and Continuation of Outstanding Advances.  Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurodollar Advances pursuant to this Section 2.9 or are repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into a Floating Rate Advance unless (x) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (y) Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.6, Borrower may elect from time to time to convert all or any part of a Floating Rate Advance into a Eurodollar Advance.  Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of a Floating Rate Advance into a Eurodollar Advance or continuation of a Eurodollar Advance not later than 10:00 a.m. (Chicago time) at least three Business Days prior to the date of the requested conversion or continuation, specifying:

(i)	the requested date, which shall be a Business Day, of such conversion or continuation,

(ii)	the aggregate amount and Type of the Advance which is to be converted or continued, and

(iii)	the amount of such Advance which is to be converted into or continued as a Eurodollar Advance and the duration of the Interest Period applicable thereto.

2.10.                      Changes in Interest Rate, etc.  Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurodollar Advance into a Floating Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9, at a rate per annum equal to the Floating Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of each Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon Borrower’s selections under Sections 2.8 and 2.9, plus the Applicable Margin from time to time in effect, and otherwise in accordance with the terms hereof.  No Interest Period may end after the Commitment Termination Date.

2.11.                      Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, during the continuance of a Default or Unmatured Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.5 requiring unanimous consent of the Lenders to changes in interest rates), declare that no Advance may be made as, converted into or continued as a Eurodollar Advance.  During the continuance of a Default the Required Lenders may, at their option, by notice to Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.5 requiring unanimous consent of the Lenders to changes in interest rates), declare that (i) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the Eurodollar Rate otherwise applicable to such Interest Period plus the Applicable Margin from time to time in effect plus 2% per annum and (ii) each Floating Rate Advance shall bear interest at a rate per annum equal to the Floating Rate in effect from time to time plus 2% per annum and (iii) each of the Letter of Credit fees described in Section 2.17.9 shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (i) and (ii) above and the increase in the Letter of Credit fees set forth in clause (iii) above shall be applicable to all Advances without any election or action on the part of the Administrative Agent or any Lender.

2.12.                      Payments Generally; Administrative Agent’s Clawback.

2.12.1.                      Method of Payment. All payments to be made by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIV, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to Borrower, by noon (Chicago time) on the date when due and shall (except in the case of reimbursement obligations in respect of Letters of Credit for which the LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIV or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of Borrower maintained with Bank of America for each payment of principal, interest and fees as it becomes due hereunder.

2.12.2.                      Funding by Lenders; Presumption by Administrative Agent.  Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Eurodollar Rate Advance (or, in the case of any Floating Rate Advance, prior to 12:00 p.m. (Chicago time) on the date of such Advance) that such Lender will not make available to the Administrative Agent such Lender’s share of such Advance, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.1 (or, in the case of a Floating Rate Advance, that such Lender has made such share available in accordance with and at the time required by Section 2.1) and may, in reliance upon such assumption, make available to Borrower a corresponding amount.  In such event, if a Lender has not in fact made its share of the applicable Advance available to the Administrative Agent, then the applicable Lender and Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to Borrower to but excluding the date of payment to the Administrative Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the Administrative Agent in connection with the foregoing, and (B) in the case of a payment to be made by Borrower, the interest rate applicable to Floating Rate Loans.  If Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to Borrower the amount of such interest paid by Borrower for such period.  If such Lender pays its share of the applicable Advance to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Advance.  Any payment by Borrower shall be without prejudice to any claim Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

2.12.3.                      Payments by Borrower; Presumptions by Administrative Agent.  Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the LC Issuer hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the LC Issuer, as the case may be, the amount due.  In such event, if Borrower has not in fact made such payment, then each of the Lenders or the LC Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or the LC Issuer, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.  A notice of the Administrative Agent to any Lender or Borrower with respect to any amount owing under this Section 2.12.3 shall be conclusive, absent manifest error.

2.13.                      Notes; Telephonic Notices.  Each Lender is hereby authorized to record the principal amount of each of its Loans and each repayment on any schedule attached to its Note, provided, however, that neither the failure to so record nor any error in such recordation shall affect Borrower’s obligations under such Note.  Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by an Authorized Officer.  The Administrative Agent and any Lender may rely, without further inquiry, on all such requests which shall have been received by it in good faith by anyone reasonably believed to be an Authorized Officer.  Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.14.                      Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Floating Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which such Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, or any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and on the Commitment Termination Date.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three months shall also be payable on the last day of each three month interval during such Interest

Period.  Interest and facility fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to noon (local time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, then (subject to the second proviso of the definition of “Interest Period”) such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.15.                      Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice and repayment notice received by it hereunder.  The Administrative Agent will notify each Lender of the interest rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.  Each determination by the Administrative Agent of the applicable interest rate shall be binding and conclusive absent manifest error.

2.16.                      Lending Installations.  Each Lender may book its Loans and its participation in any LC Obligations and the LC Issuer may book the Letters of Credit at any Lending Installation selected by such Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Letters of Credit, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or the LC Issuer, as the case may be, for the benefit of such Lending Installation.  Each Lender and the LC Issuer may, by written notice to the Administrative Agent and Borrower in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it and its participation in any LC Obligations and the LC Issuer may book the Letters of Credit or Letters of Credit will be issued by it and for whose account Loan payments or payments with respect to Letters of Credit are to be made.

2.17.                      Issuance of Letters of Credit.

2.17.1.                      The Letter of Credit Commitment.

(a)           Subject to the terms and conditions set forth herein, (i) the LC Issuer agrees, in reliance upon the agreements of the Lenders set forth in this Section 2.17, (A) from time to time on any Business Day during the period from the Closing Date until the date that is 30 days prior to the Commitment Termination Date, to issue Letters of Credit for the account of Borrower, and to amend Letters of Credit previously issued by it, in accordance with Section 2.17.2 below, and (B) to honor drawings under the Letters of Credit; and (ii) the Lenders severally agree to participate in Letters of Credit issued for the account of Borrower and any drawings thereunder; provided that after giving effect to any LC Credit Extension with respect to any Letter of Credit, (x) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment, (y) the aggregate amount of the Revolving Loans of any Lender, plus such Lender’s Pro Rata Share of all LC Obligations, shall not exceed such Lender’s Commitment and (z) the outstanding amount of the LC Obligations at any time shall not exceed the Letter of Credit Sublimit.  Each request by Borrower for the issuance or amendment of a Letter of Credit shall be deemed to be a representation by Borrower that the LC Credit Extension so requested complies with the conditions set forth in the proviso to the preceding sentence.  Within the foregoing limits, and subject to the terms and conditions hereof, Borrower’s ability to obtain Letters of Credit shall be fully revolving, and accordingly Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

(b)           The LC Issuer shall not issue any Letter of Credit, if:

(i)	the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance, unless the Required Lenders have approved such expiry date; or

(ii)	the expiry date of such requested Letter of Credit would occur after the Commitment Termination Date, unless all the Lenders have approved such expiry date.

(c)           The LC Issuer shall not be under any obligation to issue any Letter of Credit if:

(i)
any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the LC Issuer from issuing such Letter of Credit, or any law applicable to the LC Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the LC Issuer shall prohibit, or request that the LC Issuer refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the LC Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the LC Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the LC Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the LC Issuer in good faith deems material to it;

(ii)	the issuance of such Letter of Credit would violate one or more policies of the LC Issuer applicable to letters of credit generally;

(iii)
except as otherwise agreed by the Administrative Agent and the LC Issuer, such Letter of Credit is in an initial stated amount less than $100,000, in the case of a commercial Letter of Credit, or $500,000, in the case of a standby Letter of Credit;

(iv)	such Letter of Credit is to be denominated in a currency other than United States Dollars;

(v)	such Letter of Credit contains any provisions for automatic reinstatement of the stated amount after any drawing thereunder; or

(vi)
a default of any Lender’s obligations to fund under Section 2.17.3 exists or any Lender is at such time a Defaulting Lender hereunder, unless the LC Issuer has entered into reasonably satisfactory arrangements with Borrower or such Lender to eliminate the LC Issuer’s risk with respect to such Lender.

(d)           The LC Issuer shall not amend any Letter of Credit if the LC Issuer would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(e)           The LC Issuer shall be under no obligation to amend any Letter of Credit if (i) the LC Issuer would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof or (ii) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(f)           The LC Issuer shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the LC Issuer shall have all of the benefits and immunities (i) provided to the Administrative Agent in Article X with respect to any acts taken or omissions suffered by the LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in Article X included the LC Issuer with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the LC Issuer.

2.17.2.                      Procedures for Issuance and Amendment of Letters of Credit.

(a)           Each Letter of Credit shall be issued or amended, as the case may be, upon the request of Borrower delivered to the LC Issuer (with a copy to the Administrative Agent) in the form of a Letter of Credit Application, appropriately completed and signed by an Authorized Officer of Borrower.  Such Letter of Credit Application must be received by the LC Issuer and the Administrative Agent not later than 11:00 a.m. (Chicago time) at least two Business Days (or such later date and time as the Administrative Agent and the LC Issuer may agree in a particular instance in their sole discretion) prior to the proposed issuance date or date of amendment, as the case may be.  In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the LC Issuer: (i) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (ii) the amount thereof; (iii) the expiry date thereof; (iv) the name and address of the beneficiary thereof; (v) the documents to be presented by such beneficiary in case of any drawing thereunder; (vi) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; (vii) the purpose and nature of the requested Letter of Credit; and (viii) such other matters as the LC Issuer may require.  In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the LC Issuer (i) the Letter of Credit to be amended; (ii) the proposed date of amendment thereof (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as the LC Issuer may require.  Additionally, Borrower shall furnish to the LC Issuer and the Administrative Agent such other documents and information pertaining to such requested Letter of Credit issuance or amendment, including, without limitation, any Issuer Documents, as the LC Issuer or the Administrative Agent may require.

(b)           Promptly after receipt of any Letter of Credit Application, the LC Issuer will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such Letter of Credit Application from Borrower and, if not, the LC Issuer will provide the Administrative Agent with a copy thereof.  Unless the LC Issuer has received written notice from any Lender, the Administrative Agent, Borrower or Guarantor, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the LC Issuer shall, on the requested date, issue a Letter of Credit for the account of Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the LC Issuer’s usual and customary business practices.  Immediately upon the issuance of each Letter of Credit, each Lender shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the LC Issuer a risk participation in such Letter of Credit in an amount equal to the product of such Lender’s Pro Rata Share times the amount of such Letter of Credit.

(c)           Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the LC Issuer will also deliver to Borrower and the Administrative Agent a true and complete copy of such Letter of Credit or amendment.

2.17.3.                      Drawings and Reimbursements; Funding of Participations.

(a)           Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the LC Issuer shall notify Borrower and the Administrative Agent thereof.  Not later than 11:00 a.m. (Chicago time) on the date of any payment by the LC Issuer under a Letter of Credit (each such date, an “Honor Date”), Borrower shall reimburse the LC Issuer through the Administrative Agent in an amount equal to the amount of such drawing.  If Borrower fails to so reimburse the LC Issuer by such time, the Administrative Agent shall promptly notify each Lender of the Honor Date, the amount of the unreimbursed drawing (the “Unreimbursed Amount”), and the amount of such Lender’s Pro Rata Share thereof.  In such event, Borrower shall be deemed to have requested a Floating Rate Advance to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.6 for the principal amount of Floating Rate Loans, but subject to the amount of the unutilized portion of the Aggregate Commitment and the conditions set forth in Section 4.2 (other than the delivery of a Borrowing Notice).  Any notice given by the LC Issuer or the Administrative Agent pursuant to this Section 2.17.3(a) may be given by telephone if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(b)           Each Lender shall upon any notice pursuant to Section 2.17.3(a) make funds available to the Administrative Agent for the account of the LC Issuer at the Administrative Agent’s Office in an amount equal to its Pro Rata Share of the Unreimbursed Amount not later than 1:00 p.m. (Chicago time) on the Business Day specified in such notice by the Administrative Agent, whereupon, subject to the provisions of Section 2.17.3(c), each Lender that so makes funds available shall be deemed to have made a Floating Rate Loan to Borrower in such amount.  The Administrative Agent shall remit the funds so received to the LC Issuer.

(c)           With respect to any Unreimbursed Amount that is not fully refinanced by a Floating Rate Advance because the conditions set forth in Section 4.2 cannot be satisfied or for any other reason, Borrower shall be deemed to have incurred from the LC Issuer an LC Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which LC Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the rate specified in Section 2.11 applicable to Floating Rate Advances after Default.  In such event, each Lender’s payment to the Administrative Agent for the account of the LC Issuer pursuant to Section 2.13.3(b) shall be deemed payment in respect of its participation in such LC Borrowing and shall constitute an LC Advance from such Lender in satisfaction of its participation obligation under this Section 2.17.3.

(d)           Until each Lender funds its Loan or LC Advance pursuant to this Section 2.17.3 to reimburse the LC Issuer for any amount drawn under any Letter of Credit, interest in respect of such Lender’s Pro rata Share of such amount shall be solely for the account of the LC Issuer.

(e)           Each Lender’s obligation to make Revolving Loans or LC Advances to reimburse the LC Issuer for amounts drawn under Letters of Credit, as contemplated by this Section 2.17.3, shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the LC Issuer, Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Unmatured Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.17.3 is subject to the conditions set forth in Section 4.2 (other than delivery by Borrower of a Borrowing Notice).  No such making of an LC Advance shall relieve or otherwise impair the obligation of Borrower to reimburse the LC Issuer for the amount of any payment made by the LC Issuer under any Letter of Credit, together with interest as provided herein.

(f)           If any Lender fails to make available to the Administrative Agent for the account of the LC Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.17.3 by the time specified in Section 2.17.3(b), the LC Issuer shall be entitled to recover from such Lender (acting through the

Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the LC Issuer at a rate per annum equal to the greater of the Federal Funds Rate and a rate determined by the LC Issuer in accordance with banking industry rules on interbank compensation, plus any administrative, processing or similar fees customarily charged by the LC Issuer in connection with the foregoing.  If such Lender pays such amount (with interest and fees as aforesaid), the amount so paid shall constitute such Lender’s Loan included in the relevant Advance or LC Advance in respect of the relevant LC Borrowing, as the case may be.  A certificate of the LC Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.17.3(f) shall be conclusive absent manifest error.

2.17.4.                      Repayment of Participations.

(a)           At any time after the LC Issuer has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.17.3, if the Administrative Agent receives for the account of the LC Issuer any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from Borrower or otherwise, including proceeds of Cash Collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Pro Rata Share thereof in the same funds as those received by the Administrative Agent.

(b)           If any payment received by the Administrative Agent for the account of the LC Issuer pursuant to Section 2.17.3(a) is required to be returned for any reason (including, without limitation, pursuant to any invalidation, set aside or settlement entered into by the LC Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the LC Issuer its Pro Rata Share thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect.  The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

2.17.5.                      Obligations Absolute. The obligation of Borrower to reimburse the LC Issuer for each drawing under each Letter of Credit and to repay each LC Borrowing shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including, without limitation, the following:

(a)           any lack of validity or enforceability of such Letter of Credit, this Agreement or any other Loan Document;

(b)           the existence of any claim, counterclaim, setoff, defense or other right that Borrower or any Subsidiary may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the LC Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

(c)           any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

(d)           any payment by the LC Issuer under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the LC Issuer under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including, without limitation, any arising in connection with any proceeding under any bankruptcy or insolvency law; or

(e)           any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including, without limitation, any other circumstance that might otherwise constitute a defense available to, or a discharge of, Borrower or any Subsidiary.

Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with Borrower’s instructions or other irregularity, Borrower will immediately notify the LC Issuer.  Borrower shall be conclusively deemed to have waived any such claim against the LC Issuer and its correspondents unless such notice is given as aforesaid.

2.17.6.                      Role of LC Issuer. Each Lender and Borrower agree that, in paying any drawing under a Letter of Credit, the LC Issuer shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.  None of the LC Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the LC Issuer shall be liable to any Lender for (a) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (b) any action taken or omitted in the absence of gross negligence or willful misconduct; or (c) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document.  Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement.  None of the LC Issuer, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the LC Issuer shall be liable or responsible for any of the matters described in clauses (a) through (e) of Section 2.17.5; provided, however, that anything in such clauses to the contrary notwithstanding, Borrower may have a claim against the LC Issuer, and the LC Issuer may be liable to Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by Borrower which Borrower proves were caused by the LC Issuer’s willful misconduct or gross negligence or the LC Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit.  In furtherance and not in limitation of the foregoing, the LC Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the LC Issuer shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

2.17.7.                      Cash Collateral.  Upon the request of the Administrative Agent, (i) if the LC Issuer has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an LC Borrowing, or (ii) if, as of the Commitment Termination Date, any LC Obligation for any reason remains outstanding, Borrower shall, in each case, immediately Cash Collateralize the then outstanding amount of all LC Obligations.  Section 8.3 sets forth certain additional requirements to deliver Cash Collateral hereunder.  For purposes of this Section 2.17, “Cash Collateralize” means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the LC Issuer and the Lenders, as collateral for the LC Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Administrative Agent and the LC Issuer (which documents are hereby consented to by the Lenders).  Derivatives of such term have corresponding meanings.  Borrower hereby grants to the Administrative Agent, for the benefit of the LC Issuer and the Lenders, a security interest in all such cash, deposit accounts and all balances therein, if any, and all proceeds of the foregoing.  Cash Collateral shall be maintained in blocked, non-interest bearing deposit accounts at Bank of America.

2.17.8.                      Applicability of ISP and UCP.  Unless otherwise expressly agreed by the LC Issuer and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance shall apply to each commercial Letter of Credit.

2.17.9.                      Letter of Credit Fees.  Borrower shall pay to the Administrative Agent for the account of each Lender in accordance with its Pro Rata Share a Letter of Credit fee (the “Letter of Credit Fee”) for each Letter of Credit equal to the Applicable Fee Rate times the daily amount available to be drawn under such Letter of Credit.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 9.15.  Letter of Credit Fees shall be (i) due and payable on the first Business Day after the end of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, on the Commitment Termination Date and thereafter on demand and (ii) computed on a quarterly basis in arrears.  If there is any change in the Applicable Fee Rate during any quarter, the daily amount available to be drawn under each Letter of Credit shall be computed and multiplied by the Applicable Fee Rate separately for each period during such quarter that such Applicable Fee Rate was in effect.  Notwithstanding anything to the contrary contained herein, upon the request of the Required Lenders, while any Default exists, all Letter of Credit Fees shall accrue at a rate which is 2% per annum higher than the rate otherwise applicable thereto.

2.17.10.                      Fronting Fee and Documentary and Processing Charges Payable to LC Issuer.  Borrower shall pay directly to the LC Issuer for its own account a fronting fee of 1/8%, computed on the daily amount available to be drawn under such Letter of Credit on a quarterly basis in arrears.  Such fronting fee shall be due and payable on the tenth Business Day after the end of each March, June, September and December in respect of the most recently-ended quarterly period (or portion thereof, in the case of the first payment), commencing with the first such date to occur after the issuance of such Letter of Credit, on the Commitment Termination Date and thereafter on demand.  For purposes of computing the daily amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 9.15.  In addition, Borrower shall pay directly to the LC Issuer for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the LC Issuer relating to letters of credit as from time to time in effect.  Such customary fees and standard costs and charges are due and payable on demand and are nonrefundable.

2.17.11.                      Conflict with Issuer Documents.  In the event of any conflict between the terms hereof and the terms of any Issuer Document, the terms hereof shall control.

2.18.                      Use of Proceeds.  The proceeds of Advances under the Revolving Loans shall be used for general corporate purposes not prohibited by this Agreement.

2.19.                      Increases in Aggregate Commitment.  So long as no Default or Unmatured Default exists or would result therefrom, Borrower may, from time to time, by means of a letter delivered to the Administrative Agent substantially in the form of Exhibit F, and acknowledged by Guarantor, request that the Aggregate Commitment be increased to up to $200,000,000 (less the amount of any previous reductions of the Aggregate Commitment pursuant to Section 2.5 above) by (a) increasing the Commitment of one or more Lenders that have agreed to such increase and/or (b) adding one or more commercial banks or other Persons as a party hereto (each, an “Additional Lender”) with a Commitment in an amount agreed to by any such Additional Lender; provided that no Additional Lender shall be added as a party hereto without the written consent of the Administrative Agent (which shall not be unreasonably withheld).  Any increase in the Aggregate Commitment pursuant to this Section 2.19 shall, subject to the satisfaction of the conditions precedent referred to below, be effective three Business Days after the date on which the Administrative Agent has received and accepted the applicable increase letter in the form of Annex 1 to Exhibit F (in the case of an increase in the Commitment of an existing Lender) or assumption letter in the form of Annex 2 to Exhibit F (in the case of the addition of an Additional Lender).  The effectiveness of each such increase to the Aggregate Commitment shall be subject to the conditions precedent that the Administrative Agent shall have received each of the following documents, each dated the effective date of such increase (or such other date as shall be reasonably acceptable to the Administrative Agent): (a) certified copies of resolutions of the board of directors of Borrower approving such increase to the Aggregate Commitment, in form and substance reasonably acceptable to the Administrative Agent, and (b) such other documents, opinions of counsel and certificates as the Administrative Agent may reasonably request, each in form and substance reasonably acceptable to the

Administrative Agent.  The Administrative Agent shall promptly notify Borrower and the Lenders of the effectiveness of any increase in the amount of the Aggregate Commitment pursuant to this Section 2.19 and of the Commitment of each Lender after giving effect thereto.  Borrower acknowledges that, in order to maintain Advances in accordance with each Lender’s pro rata share of all outstanding Advances prior to any increase in the Aggregate Commitment pursuant to this Section 2.19, a reallocation of the Commitments as a result of a non-pro-rata increase in the Aggregate Commitment may require prepayment of all or portions of certain Advances on the date of such increase (and any such prepayment shall be subject to the provisions of Section 3.4).

ARTICLE III

YIELD PROTECTION; TAXES

3.1.           Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or the LC Issuer or applicable Lending Installation with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i)
subjects any Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or the LC Issuer in respect of its Eurodollar Loans, Letters of Credit or participations therein, or

(ii)
imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(iii)
imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Letters of Credit, or reduces any amount receivable by any Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurodollar Loans, Letters of Credit or participations therein, or requires any Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Letters of Credit or participations therein held or interest or fees received by it, by an amount deemed material by such Lender, or the LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment, or of issuing or participating in Letters of Credit, or to reduce the return received by such Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment or Letters of Credit or participations therein, then, within 15 days of demand by such Lender or the LC Issuer, as the case may be, Borrower shall pay such Lender or the LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2.           Changes in Capital Adequacy Regulations.  If a Lender or the LC Issuer determines the amount of capital required or expected to be maintained by such Lender or the LC Issuer, any Lending Installation of such Lender or the LC Issuer or any corporation controlling such Lender or the LC Issuer is increased as a result of a Change, then, within 15 days of demand by such Lender or the LC Issuer, Borrower shall pay such Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or the LC Issuer determines is attributable to this Agreement, its Loans, Letters of Credit (or participations therein) or its Commitment to make Loans and issue or participate in Letters of Credit, as the case may be, hereunder (after taking into account such Lender’s or the LC Issuer’s policies as to capital adequacy).  “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or the LC Issuer or any Lending Installation or any corporation controlling any Lender or the LC Issuer.  “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3.           Availability of Types of Advances.  If (i) any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, or directive, whether or not having the force of law, or (ii) the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to a Type of Advance does not accurately reflect the cost of making or maintaining such Advance, then the Administrative Agent shall suspend the availability of the affected Type of Advance and, in the case of clause (i), require any affected Eurodollar Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.           Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by Borrower for any reason other than default by the Lenders, Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5.           Taxes.

(i)
All payments by Borrower to or for the account of any Lender, the LC Issuer or the Administrative Agent hereunder or under any Note or Letter of Credit Application shall be made free and clear of and without deduction for any and all Taxes.  If Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, the LC Issuer or the Administrative Agent, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, the LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) Borrower shall make such deductions, (c) Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within 30 days after such payment is made.

(ii)
In addition, Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Letter of Credit Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Letter of Credit Application (“Other Taxes”).

(iii)
Borrower hereby agrees to indemnify the Administrative Agent, the LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, the LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within 30 days of the date the Administrative Agent, the LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(iv)
To the extent permitted by applicable law, each Lender that is not a United States person within the meaning of Code section 7701(a)(30) (a “Non-U.S. Lender”) shall deliver to Borrower and the Administrative Agent on or prior to the date hereof (or in the case of a Lender that is an assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made hereunder or any Loan.  If a Lender that is a Non-U.S. Lender is claiming a complete exemption from withholding on interest pursuant to Sections 871(h) or 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate in form and substance reasonably acceptable to Agent (any such certificate, a “Withholding Certificate”).  In addition, each Lender that is a Non-U.S. Lender agrees that from time to time after the date hereof (or in the case of a Lender that is an assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Borrower and the Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Withholding Certificate, to confirm or establish the entitlement of such Lender or the Administrative Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made hereunder or any Loan.

(v)
Each Lender that is not a Non-U.S. Lender (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Borrower and the Administrative Agent certifying that such Lender is exempt from United States backup withholding tax.  To the extent that a form provided pursuant to this Section 3.5(v) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender, such Lender shall, to the extent permitted by applicable law, deliver to Borrower and the Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or the Administrative Agent’s exemption from United States backup withholding tax.

(vi)
For any period during which a Lender has failed to provide Borrower with an appropriate form pursuant to clause (iv) or (v), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any governmental authority, occurring subsequent to the date on which a form originally was required to be provided), such Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (iv) or (v), above, Borrower shall take such steps as such Lender shall reasonably request to assist such Lender to recover such Taxes.

(vii)
Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(viii)	Each Lender agrees to indemnify the Administrative Agent and hold the Administrative Agent harmless for the full amount of any and all present or future Taxes and related liabilities (including penalties, interest, additions to tax and expenses, and any Taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this Section 3.5) which are imposed on or with respect to principal, interest or fees payable to such Lender hereunder and which are not paid by Borrower pursuant to this Section 3.5, whether or not such Taxes or related liabilities were correctly or legally asserted. This indemnification shall be made within 30 days from the date the Administrative Agent makes written demand therefor.

(ix)
If the IRS or any other governmental authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all costs and expenses related thereto (including attorneys’ fees and time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(ix) shall survive the payment of the Obligations and termination of this Agreement.

3.6.           Lender Statements; Survival of Indemnity.  To the extent reasonably possible and upon the request of Borrower, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by Borrower of such written statement.  The obligations of Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

3.7.           Replacement of Lenders.  If any Lender requests compensation under Section 3.1 or 3.2, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.5, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 12.2), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that:

(a)           Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 12.2.4;

(b)           such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and LC Advances, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.4) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts);

(c)           in the case of any such assignment resulting from a claim for compensation under Section 3.1 or 3.2 or payments required to be made pursuant to Section 3.5, such assignment will result in a reduction in such compensation or payments thereafter; and

(d)           such assignment does not conflict with applicable law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.

ARTICLE IV

CONDITIONS PRECEDENT

4.1.           Initial Credit Extension.  The Lenders and the LC Issuer shall not be required to make the initial Credit Extension hereunder unless Borrower has furnished the following to the

Administrative Agent (with sufficient copies for the Lenders, in the case of all documents), each in form and substance satisfactory to the Administrative Agent and each of the Lenders:

(i)
Copies of the articles or certificate of incorporation of Borrower and Guarantor, together with all amendments, and a certificate of existence, each certified by the appropriate governmental officer in its jurisdiction of incorporation.

(ii)
Copies, certified by the Secretary or Assistant Secretary of Borrower and Guarantor, of its by-laws and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents.

(iii)
An incumbency certificate, executed by the Secretary or Assistant Secretary of Borrower and Guarantor, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of Borrower and Guarantor authorized to sign the Loan Documents, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by Borrower or Guarantor.

(iv)	A certificate, signed by the chief financial officer or treasurer of Borrower, stating that on the initial Borrowing Date no Default or Unmatured Default has occurred and is continuing.

(v)	A written opinion of Borrower’s and Guarantor’s counsel, addressed to the Administrative Agent, the Lenders and LC Issuer in the form approved by the Administrative Agent.

(vi)	Revolving Credit Notes payable to the order of each of the Lenders.

(vii)	The insurance certificate described in Section 5.18.

(viii)	The fees due and payable in accordance with the Fee Letter.

(ix)	Such other documents as any Lender or its counsel may have reasonably requested.

Without limiting the generality of the provisions of the last paragraph of Section 10.3, for purposes of determining compliance with the conditions specified in this Section 4.1, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.2.           Each Credit Extension.  The Lenders and the LC Issuer shall not be required to make any Credit Extension, unless on the applicable Borrowing Date:

(i)	There exists no Default or Unmatured Default.

(ii)
The representations and warranties contained in Article V are true and correct as of such Borrowing Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date; provided that this Section 4.2(ii) shall not apply to the representations and warranties set forth in Section 5.5, clause (i) of the first sentence of Section 5.7, the second sentence of Section 5.7 and Section 5.16.

Each Borrowing Notice or Letter of Credit Application with respect to each such Credit Extension shall constitute a representation and warranty by Borrower that the conditions contained in Sections 4.2(i) and (ii) have been satisfied.  Any Lender or the LC Issuer may require a duly completed compliance certificate in substantially the form of Exhibit C as a condition to making a Credit Extension.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

Each of Borrower and Guarantor represents and warrants to the Lenders that:

5.1.           Existence and Standing.  Each of Guarantor, Borrower and each Subsidiary of Borrower is a corporation, partnership (in the case of Subsidiaries only) or limited liability company duly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

5.2.           Authorization and Validity.  Each of Borrower and Guarantor has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by each of Borrower and Guarantor of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which each of Borrower and Guarantor is a party constitute legal, valid and binding obligations of Borrower and Guarantor enforceable against Borrower and Guarantor in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.           No Conflict; Government Consent.  Neither the execution or delivery by Borrower and Guarantor of the Loan Documents to which it is a party, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on Borrower, Guarantor or any of their Subsidiaries, (ii) Borrower’s, Guarantor’s or any of their Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which Borrower, Guarantor or any of their Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with or constitute a default thereunder, or result in, or require, the creation or imposition of any Lien in, of or on the Property of Borrower, Guarantor or a Subsidiary pursuant to the terms of any such indenture, instrument or agreement.  No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by Borrower, Guarantor or any of their Subsidiaries, is required to be obtained by Borrower, Guarantor or any of their Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

5.4.           Financial Statements.  The consolidated financial statements dated December 31, 2007 and June 30, 2008 of Guarantor and its Subsidiaries heretofore delivered to the Lenders were prepared in accordance with generally accepted accounting principles in effect on the dates such statements were prepared and fairly present the consolidated financial condition and operations of Guarantor and its Subsidiaries at such date and the consolidated results of their operations for the periods then ended.

5.5.           Material Adverse Change.  Since June 30, 2008 there has been no change in the business, Property, prospects, condition (financial or otherwise) or results of operations of Guarantor and its Subsidiaries which could reasonably be expected to have a Material Adverse Effect.

5.6.           Taxes.  Guarantor and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by Guarantor or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  The Federal income tax liabilities of Guarantor and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 2002.  No tax Liens have been filed and no claims are being asserted with respect to any such taxes.  The charges, accruals and reserves on the books of Guarantor and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

5.7.           Litigation and Contingent Obligations.  Except as set forth on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting Guarantor or any of its Subsidiaries which (i) could reasonably be expected to have a Material Adverse Effect or (ii) seeks to prevent, enjoin or delay the making of any Credit Extension.  Other than any liability incident to any litigation, arbitration or proceeding which (i) could not reasonably be expected to have a Material Adverse Effect,  (ii) is disclosed in the Form 10-K of Guarantor for the fiscal year ended December 31, 2007 or (iii) is permitted by Section 6.11 or (iv) is set forth on Schedule 5.7 or Schedule 5.14, Guarantor has no material Contingent Obligations (other than guarantees of obligations (other than Indebtedness) of Subsidiaries, which obligations are not prohibited by this Agreement).

5.8.           Subsidiaries.  Schedule 5.8 contains an accurate list of all Subsidiaries of Borrower as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by Borrower or other Subsidiaries.  All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

5.9.           ERISA.  Neither Guarantor nor any other member of the Controlled Group has incurred, or is reasonably expected to incur, any withdrawal liability to Multiemployer Plans that would reasonably be expected to have a Material Adverse Effect.  Each Plan complies in all material respects with all applicable requirements of law and regulations, no Reportable Event has occurred with respect to any Plan, neither Guarantor nor any other member of the Controlled Group has withdrawn from any Plan or initiated steps to do so, and no steps have been taken to reorganize or terminate any Plan.

5.10.                      Accuracy of Information.  No information, exhibit or report furnished by Guarantor or any of its Subsidiaries to the Administrative Agent or to any Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

5.11.                      Regulation U.  Margin stock (as defined in Regulation U) constitutes less than 25% of the value of those assets of Guarantor and its Subsidiaries which are subject to any limitation on sale, pledge, or other restriction hereunder.

5.12.                      Material Agreements.  Neither Guarantor nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect.  Neither Guarantor nor any Subsidiary thereof is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

5.13.                      Compliance With Laws.  Guarantor and its Subsidiaries have complied with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property except for any failure to comply with any of the foregoing which could not reasonably be expected to have a Material Adverse Effect.

5.14.                      Ownership of Properties.  Except as set forth on Schedule 5.14, on the date of this Agreement, Guarantor and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.15, to all of the Property and assets reflected in Guarantor’s most recent consolidated financial statements provided to the Administrative Agent as owned by Guarantor and its Subsidiaries.

5.15.                      Plan Assets; Prohibited Transactions.  Borrower is not an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. § 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Credit Extensions hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

5.16.                      Environmental Matters.  In the ordinary course of its business, the officers of Guarantor consider the effect of Environmental Laws on the business of Guarantor and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to Guarantor due to Environmental Laws.  On the basis of this consideration, Guarantor has concluded that, except as set forth on Schedule 5.16, Environmental Laws cannot reasonably be expected to have a Material Adverse Effect.  Except as set forth on Schedule 5.16, neither Guarantor nor any of its Subsidiaries has received any notice to the effect that its operations are not in material compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.17.                      Investment Company Act.  Neither Guarantor nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

5.18.                      Insurance.  The certificate signed by the President, Chief Financial Officer, Secretary or Treasurer of Borrower, that attests to the existence and adequacy of, and summarizes, the property and casualty insurance program carried by Borrower with respect to itself and its Subsidiaries and that has been furnished by Borrower to the Administrative Agent and the Lenders, is complete and accurate.  This summary includes the insurer’s or insurers’ name(s), policy number(s), expiration date(s), amount(s) of coverage, type(s) of coverage, exclusion(s), and deductibles.  This summary also includes similar information, and describes any reserves, relating to any self-insurance program that is in effect.

5.19.                      Solvency.

(a)           Immediately after the consummation of the transactions to occur on the date hereof and immediately following the making of each Loan, if any, made on the date hereof and after giving effect to the application of the proceeds of such Loans, (a) the fair value of the assets of Guarantor and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, subordinated, contingent or otherwise, of Guarantor and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of Guarantor and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Guarantor and its Subsidiaries on a consolidated basis on their debts and other liabilities, subordinated, continent or otherwise, as such debts and other liabilities become absolute and matured; (c) Guarantor and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Guarantor and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted after the date hereof.

(b)           Guarantor does not intend to, or to permit any of its Subsidiaries to, and does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

5.20.                      Reportable Transaction.  Borrower does not intend to treat the Advances and related transactions as being a “reportable transaction” (within the meaning of Treasury Regulation Section 1.6011-4).  In the event Borrower determines to take any action inconsistent with such intention, it will promptly notify the Administrative Agent thereof.

ARTICLE VI

COVENANTS

Until the Obligations are paid in full, and so long as any Commitment is outstanding, unless the Required Lenders shall otherwise consent in writing:

6.1.           Financial Reporting.  Guarantor will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and Guarantor and/or Borrower will furnish to the Lenders:

(i)
Within 90 days after the close of each of its fiscal years, (a) an unqualified audit report certified by independent certified public accountants acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for Guarantor and its Subsidiaries, including balance sheets as of the end of such period, related statements of income and retained earnings, and a statement of cash flows, accompanied by any management letter prepared by said accountants and (b) unaudited financial statements for Borrower and its Subsidiaries, prepared in accordance with Agreement Accounting Principles on a consolidated basis for Borrower and its Subsidiaries, including balance sheets as of the end of such period, related profit and loss and reconciliation of surplus statements and a statement of cash flows.

(ii)
Within 45 days after the close of the first three quarterly periods of each of its fiscal years, for Guarantor and its Subsidiaries either (i) a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income and retained earnings and a statement of cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified by Guarantor’s chief financial officer or (ii) if Guarantor is then a “registrant” within the meaning of Rule 1-01 of Regulation S-X of the Securities and Exchange Commission and required to file a report on Form 10-Q with the Securities and Exchange Commission, a copy of Guarantor’s report on Form 10-Q for such quarterly period.

(iii)
Together with the financial statements required under Sections 6.1(i) and (ii), a compliance certificate in substantially the form of Exhibit C signed by its Chief Financial Officer or Treasurer showing the calculations necessary to determine compliance with this Agreement and stating that No Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

(iv)
As soon as possible and in any event within 10 days after Borrower knows that any Reportable Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of Borrower, describing said Reportable Event and the action which Borrower proposes to take with respect thereto.

(v)
As soon as possible and in any event within 10 days after receipt by Borrower, a copy of (a) any notice or claim to the effect that Borrower or any of its Subsidiaries is or may be liable to any Person as a result of the release by Borrower, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by Borrower or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

(vi)	Promptly upon the furnishing thereof to the shareholders of Guarantor, copies of all financial statements, reports and proxy statements so furnished.

(vii)
Promptly upon the filing thereof, copies of all registration statements (other than registration statements on Form S-8 or any successor form thereto and other than registration statements relating to shares to be issued under a dividend reinvestment plan) and annual, quarterly, monthly or other regular reports which Guarantor or any of its Subsidiaries files with the Securities and Exchange Commission.

(viii)	Such other information (including non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to clause (i), (ii), (vi) or (vii) above may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the date (i) on which Borrower posts such documents, or provides a link thereto, on a website on the internet at a website address previously specified to the Administrative Agent and the Lenders; or (ii) on which such documents are posted on Borrower’s behalf on IntraLinks or another relevant website, if any, to which each of the Administrative Agent and each Lender has access; provided that (x) upon request of the Administrative Agent or any Lender, Borrower shall deliver paper copies of such documents to the Administrative Agent or such Lender (until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender) and (y) Borrower shall notify (which may be by facsimile or electronic mail) the Administrative Agent and each Lender of the posting of any documents.  The Administrative Agent shall have no obligation to request the delivery of, or to maintain copies of, the documents referred to above or to monitor compliance by Borrower with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the LC Issuer materials and/or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive material non-public information with respect to Borrower or its Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities.  Borrower hereby agrees that, so long as Borrower is the issuer of any outstanding debt or equity securities that are registered or issued pursuant to a private offering or is actively contemplating issuing any such securities, (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” Borrower shall be deemed to have authorized the Administrative Agent, the Arranger, the LC Issuer and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to Borrower or its securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.11); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information;” and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.”

6.2.           Use of Proceeds.  Use the proceeds of the Advances solely for the purposes herein described.  Each of Borrower and Guarantor will not, nor will it permit any Subsidiary to, use any of the proceeds of the Credit Extensions to purchase or carry any “margin stock” (as defined in Regulation U) which is subject to any limitation on sale, pledge, or other restriction hereunder.

6.3.           Notice of Default.  Each of Borrower and Guarantor will, and will cause each Subsidiary to, give notice in writing to the Lenders of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect, in each case promptly after any officer of Borrower or Guarantor obtains knowledge thereof.

6.4.           Conduct of Business.  Each of Borrower and Guarantor will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and in substantially the same or reasonably related fields of enterprise as it is presently conducted and do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in good standing as a domestic corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

6.5.           Taxes.  Each of Borrower and Guarantor will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

6.6.           Insurance.  Each of Borrower and Guarantor will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and Borrower will furnish to any Lender upon request full information as to the insurance carried.

6.7.           Compliance with Laws.

(a)           Each of Borrower and Guarantor will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, except where such noncompliance, singly or in the aggregate, could not have a Material Adverse Effect.

(b)           Without limiting clause (a) above, each of Borrower and Guarantor will, and will cause each Subsidiary to, ensure that no person who owns a controlling interest in or otherwise controls Borrower, Guarantor or a Subsidiary is or shall be (i) listed on the Specially Designated Nationals and Blocked Person List maintained by the Office of Foreign Assets Control (“OFAC”), Department of the Treasury, and/or any other similar lists maintained by OFAC pursuant to any authorizing statute, Executive Order or regulation or (ii) a person designated under Section 1(b), (c) or (d) of Executive Order No. 13224 (September 23, 2001), any related enabling legislation or any other similar Executive Orders.

(c)           Without limiting clause (a) above, each of Borrower and Guarantor will, and will cause each Subsidiary to, comply with the Bank Secrecy Act (“BSA”) and all other applicable anti-money laundering laws and regulations.

6.8.           Maintenance of Properties.  Each of Borrower and Guarantor will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, except where such failure, to maintain, singly or in the aggregate, could not have a Material Adverse Effect.

6.9.           Inspection.  Each of Borrower and Guarantor will, and will cause each of their respective Subsidiaries to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, books and financial records of Borrower, Guarantor and each Subsidiary, to examine and make copies of the books of accounts and other financial records of Borrower, Guarantor and each Subsidiary, and to discuss the affairs, finances and accounts of Borrower, Guarantor and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Administrative Agent or any Lender may designate.

6.10.                      Dividends.  Borrower will not, nor will it permit any Subsidiary to, declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock at any time outstanding; except that any Subsidiary may declare and pay dividends or make distributions to Borrower or to a Wholly-Owned Subsidiary of Borrower.

6.11.                      Indebtedness.  Each of Borrower and Guarantor will not, nor will it permit any Subsidiary (excluding Vectren Utility Holdings, Inc. and its Subsidiaries on the date hereof) to, create, incur or suffer to exist any Indebtedness, except:

(i)	The Obligations.

(ii)
Indebtedness existing on the date hereof and (A) disclosed in the Form 10-Q of Guarantor for the fiscal quarter ended June 30, 2008 or (B) described on Schedule 5.14 (including, but not limited to, amounts available under commitments related thereto but not yet drawn upon) (the “Existing Indebtedness”) and any Indebtedness extending the maturity of, or refunding or refinancing, such Existing Indebtedness, provided that the principal amount of such Existing Indebtedness shall not be increased above the amount thereof immediately prior to such extension, refunding or refinancing (including, but not limited to, amounts available under commitments related thereto but not yet drawn upon), and the direct and contingent obligors therefor shall not be changed, as a result of or in connection with such extension, refunding or refinancing.

(iii)	Indebtedness not exceeding $300,000,000 in the aggregate outstanding at any time.

(iv)	Indebtedness of (a) Guarantor or Borrower owing to any Subsidiary of Guarantor or Subsidiary of Borrower or (b) any Subsidiary of Guarantor

or Borrower owing to Guarantor or Borrower or any of their Subsidiaries (collectively, “Intercompany Indebtedness”).

(v)
Indebtedness incurred with respect to Financial Contracts that are (A) entered into by Borrower, Guarantor or a Subsidiary of Borrower or Guarantor consistent with such Person’s past practices and in the ordinary course of such Person’s business and (B) not entered into for speculative purposes.

(vi)
Indebtedness of a Person existing on the date the Person becomes a Subsidiary of Guarantor or Borrower, provided such Indebtedness was not incurred in contemplation of such Person becoming a Subsidiary (“Subsidiary Existing Indebtedness”) and any Indebtedness extending the maturity of, or refunding or refinancing, such Subsidiary Existing Indebtedness, provided that the principal amount of such extension, refunding or refinancing Indebtedness shall not be increased above the amount thereof immediately prior to such extension, refunding or refinancing and there shall not be any change in the direct and indirect obligors thereunder.

(vii)
Indebtedness assumed by a new Subsidiary of Guarantor (which Indebtedness is non-recourse to Guarantor and its other Subsidiaries), in connection with the Acquisition of assets of a Person that had theretofore been obligated on such Indebtedness, provided such Indebtedness was not incurred by such other Person in contemplation of such Acquisition and any Indebtedness extending the maturity of, or refunding or refinancing, such Indebtedness, provided that the principal amount of such extension, refunding or refinancing Indebtedness shall not be increased above the amount thereof immediately prior to such extension, refunding or refinancing and there shall not be any change in the direct and indirect obligors thereunder.

(viii)	Indebtedness of any Subsidiary of Guarantor (other than Borrower) which Indebtedness is non-recourse to Guarantor and its other Subsidiaries.

6.12.                      Merger.  Each of Borrower and Guarantor will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except (i) a Subsidiary of Guarantor may merge into Guarantor or a Wholly-Owned Subsidiary of Guarantor and (ii) provided that, both prior to and immediately after giving effect to such merger or consolidation, no Default or Unmatured Default exists, Borrower and Guarantor may enter into mergers (provided that (a) Borrower, or Guarantor, as the case may be, is the surviving corporation of any such merger or consolidation to which such Person is a party or (b) if Borrower or Guarantor is not the surviving entity of such merger or consolidation, (x) the Person into which Borrower or Guarantor, as the case may be, shall be merged or formed by any such consolidation (1) shall be a corporation organized and validly existing under the laws of the United States or any state thereof or the District of Columbia and (2) shall assume Borrower’s or Guarantor’s, as applicable, obligations hereunder and under the Notes in an agreement or instrument satisfactory in form and substance to the Administrative Agent and (y) the Moody’s Rating and the S&P Rating (each as defined in the Pricing Schedule) of the surviving corporation in effect immediately after giving effect to such merger or consolidation shall not be less than “Baa3” (in the case of the Moody’s Rating) and “BBB-” (in the case of the S&P Rating)).

6.13.                      Sale of Assets.  Guarantor will not, nor will it permit any Subsidiary of Guarantor to, lease, sell or otherwise dispose of its Property to any other Person, except:

(i)	Sales of inventory in the ordinary course of business.

(ii)
Leases, sales or other dispositions of its Property that, together with all other Property of Guarantor and its Subsidiaries previously leased, sold or disposed of (other than inventory in the ordinary course of business) as permitted by this Section during the twelve-month period ending with the month in which any such lease, sale or other disposition occurs, do not constitute all or substantially all of the Property of Guarantor and its Subsidiaries.

6.14.                      Investments and Acquisitions.  Borrower will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition of any Person, except:

(i)	Cash Equivalent Investments.

(ii)	Investments in Subsidiaries and other Investments, in each case in existence on the date hereof and described in Schedule 5.8.

(iii)	Loans and advances by Borrower to Guarantor and Guarantor’s Subsidiaries.

6.15.                      Liens.  Each of Borrower and Guarantor will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of Borrower, Guarantor or any of their Subsidiaries, except:

(i)
Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(ii)
Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than 60 days past due, and such other carriers’ warehousemen’s and mechanics’ liens that are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

(iii)	Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

(iv)
Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of Guarantor or its Subsidiaries.

(v)
Liens existing on the date hereof and described in Schedule 5.14, including extensions, renewals or replacements of any such Liens in connection with the extension, renewal or replacement of any related Existing Indebtedness (without any increase in the amount thereof or any change in the direct and contingent obligors thereof); provided that in connection with the refinancing of any such Existing Indebtedness such Liens shall extend only to the property covered by such Liens immediately prior to such extension, renewal or replacement.

(vi)
Liens securing Indebtedness of a Person existing on the date the Person becomes a Subsidiary of Guarantor or Liens on assets securing Indebtedness assumed by Guarantor or a Subsidiary of Guarantor when such assets are acquired by Guarantor or a Subsidiary of Guarantor, including extensions, renewals or replacements of any such Liens, provided, however, that (i) such Liens were not created in contemplation of such Person becoming a Subsidiary or the acquisition of such assets and (ii) such Liens may not extend to any other Property owned by Guarantor or any of its Subsidiaries.

(vii)
Liens under the Mortgage Indenture on the property of Southern Indiana Gas and Electric Company that is subject to the Mortgage Indenture (without giving effect to any amendments thereto after the date hereof that would expand the description of the collateral subject to the lien thereof).

(viii)	Liens securing Intercompany Indebtedness owing to Borrower.

(ix)	Liens securing Indebtedness not exceeding 10% of Guarantor’s Consolidated Net Worth in the aggregate outstanding at any time.

6.16.                      Affiliates.  Except as permitted by Section 6.14(iii), Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to Borrower or such Subsidiary than Borrower or such Subsidiary would obtain in a comparable arms’-length transaction; provided that in a transaction between Borrower and a Subsidiary, the transaction need only be arm’s length with respect to Borrower.

6.17.                      Leverage Ratio.  Guarantor will not permit the ratio, determined as of the end of each of its fiscal quarters, of (i) Guarantor’s Consolidated Indebtedness to (ii) Guarantor’s Consolidated Indebtedness plus Guarantor’s Consolidated Net Worth to be greater than .65 to 1.0.

6.18.                      Certain Restrictions.  Guarantor shall not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock owned by Guarantor or any Subsidiary, or pay any Indebtedness owed to Guarantor or any Subsidiary (other than as described on Schedule 6.18 and other customary limits imposed by corporate law and fraudulent conveyance statutes and applicable restrictions contained in section 305(a) of the Federal Power Act, as amended), (b) make loans or advances to Guarantor or Borrower or (c) transfer any of its assets or properties to Guarantor or Borrower, except for such encumbrances or restrictions existing by reason of or under (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the capital stock of such Subsidiaries, (iv) restrictions binding on any Subsidiary on the date it becomes a Subsidiary, provided such restrictions were not created in contemplation of such Person becoming a Subsidiary or (v) restrictions set forth on Schedule 6.18.

ARTICLE VII

DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.           Any representation or warranty made or deemed made by or on behalf of Borrower, Guarantor or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any Credit Extension, any other Loan Document or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be materially false on the date as of which made.

7.2.           Nonpayment of principal of any Loan or reimbursement obligation in respect of any Letter of Credit when due, or nonpayment of interest upon any Loan or of any facility fee, Letter of Credit fee or other obligation under any of the Loan Documents within five days after the same becomes due.

7.3.           The breach by Borrower or Guarantor of any of the terms or provisions of Section 6.2, 6.3, 6.10, 6.11, 6.12, 6.13, 6.14, 6.15, 6.16, 6.17 or 6.18.

7.4.           The breach by Borrower or Guarantor (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement which is not remedied within thirty days.

7.5.           Failure of Borrower or any of its Subsidiaries or Guarantor to pay when due (whether at stated maturity, on the date fixed for prepayment, by acceleration or otherwise) any Indebtedness aggregating in excess of $50,000,000 (“Material Indebtedness”); or the default by Borrower or any of its Subsidiaries or Guarantor in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Material Indebtedness to become due prior to its stated maturity; or any Material Indebtedness of Borrower or any of its Subsidiaries or Guarantor shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or Borrower or any of its Subsidiaries or Guarantor shall not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.6.           Borrower or any of its Subsidiaries or Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or other organizational action to authorize or effect any of the foregoing actions set forth in this Section 7.6 or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

7.7.           Without the application, approval or consent of Borrower or any of its Subsidiaries, or Guarantor, a receiver, trustee, examiner, liquidator or similar official shall be appointed for Borrower or any of its Subsidiaries or Guarantor or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against Borrower or any of its Subsidiaries or Guarantor and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days.

7.8.           Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of Borrower and its Subsidiaries or Guarantor which, when taken together with all other Property of Borrower and its Subsidiaries or Guarantor so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

7.9.           Borrower or any of its Subsidiaries or any Guarantor shall fail within 30 days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $50,000,000, which is not stayed on appeal or otherwise being appropriately contested in good faith.

7.10.                      The Unfunded Liabilities of all Single Employer Plans shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect or any Reportable Event shall occur in connection with any Plan.

7.11.                      Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that it has incurred withdrawal liability to such Multiemployer Plan in an amount which, when aggregated with all other amounts required to be paid to Multiemployer Plans by Borrower or any other member of the Controlled Group as withdrawal liability (determined as of the date of such notification), shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect.

7.12.                      Borrower or any other member of the Controlled Group shall have been notified by the sponsor of a Multiemployer Plan that such Multiemployer Plan is in reorganization or is being terminated, within the meaning of Title IV of ERISA, if such reorganization or termination shall have a Material Adverse Effect or be reasonably likely to have a Material Adverse Effect.

7.13.                      Borrower or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by Borrower, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), has a Material Adverse Effect.

7.14.                      Any Change in Control shall occur.

7.15.                      The occurrence of any “default”, as defined in any Loan Document (other than this Agreement) or the breach of any of the terms or provisions of any Loan Document (other than this Agreement), which default or breach continues beyond any period of grace therein provided.

7.16.                      The obligations of Guarantor under Article XIII hereof shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability of any of such obligations, or Guarantor shall deny that it has any further liability under such Article XIII, or shall give notice to such effect.

ARTICLE VIII

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.           Acceleration.  If any Default described in Section 7.6 or 7.7 occurs with respect to Borrower, Guarantor or any of Borrower’s Subsidiaries, the commitments of the Lenders to make, renew or convert Advances and to participate in Letters of Credit, and the obligation and power of the LC Issuer to issue Letters of Credit hereunder shall automatically terminate and the Obligations (including, without limitation, the obligation to deposit with the Administrative Agent a sum equal to the aggregate face amount of the outstanding Letters of Credit pursuant to Section 8.3 hereof) shall immediately become due and payable without any election or action on the part of the Administrative Agent, the LC Issuer or any Lender.  If any other Default occurs, then upon the declaration of the Required Lenders or the Administrative Agent at the direction of the Required Lenders, the obligations of the Lenders to make, renew or convert Advances and to participate in Letters of Credit, and the obligation and power of the LC Issuer to issue Letters of Credit under this Agreement shall terminate and the Obligations (including, without limitation, the obligation to deposit with the Administrative Agent a sum equal to the aggregate face amount of the outstanding Letters of Credit pursuant to Section 8.3 hereof) shall immediately become due and payable.  In either event, the Obligations shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which Borrower hereby expressly waives.

If, within 30 days after acceleration of the maturity of the Obligations or termination of the obligations of the Lenders to make Loans and to participate in Letters of Credit and the obligation and power of the LC Issuer to issue Letters of Credit hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to Borrower, Guarantor or any of Borrower’s Subsidiaries) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (in their sole discretion) shall so direct, the Administrative Agent shall, by notice to Borrower, rescind and annul such acceleration and/or termination.

8.2.           Remedies Not Exclusive.  The remedies of the Lenders specified in this Agreement and the other Loan Documents shall not be exclusive and the Lenders may avail themselves of any of the remedies provided by law as well as any equitable remedies available to the Lenders, and each and every remedy shall be cumulative and concurrent and shall be in addition to every other remedy now or hereafter existing at law or in equity.

8.3.           Deposit to Secure Reimbursement Obligations.  When any Default or Unmatured Default has occurred and is continuing, the Required Lenders or the Administrative Agent at the direction of the Required Lenders may demand that Borrower immediately pay to the Administrative Agent an amount equal to the aggregate outstanding amount of the Letters of Credit and Borrower shall immediately upon any such demand make such payment.  Borrower hereby irrevocably grants to the Administrative Agent for the benefit of the Lenders a security interest in all funds deposited to the credit of or in transit to any deposit account or fund established pursuant to this Section 8.3 (the “LC Collateral Account”), including, without limitation, any investment of such fund.  Borrower hereby acknowledges and agrees that the Administrative Agent and the LC Issuer would not have an adequate remedy at law for failure by Borrower to honor any demand made under this Section 8.3 and that the Administrative Agent and the LC Issuer shall have the right to require Borrower specifically to perform its undertakings in this Section 8.3 whether or not any draws have been made under any Letter of Credit.  In the event the Administrative Agent or the LC Issuer makes a demand pursuant to this Section 8.3, and Borrower makes the payment demanded, the Administrative Agent agrees to invest the amount of such payment for the account of Borrower and at Borrower’s risk and direction in short-term Investments acceptable to the Administrative Agent.  The Administrative Agent may at any time or from time to time after funds are deposited in the LC Collateral Account, apply such funds to the payment of Obligations and any other amounts as shall from time to time have become due and payable by Borrower to the Lenders or the LC Issuer under the Loan Documents.  At any time while any Default is continuing, neither Borrower nor any Person claiming on behalf of or through Borrower shall have a right to withdraw any of the funds held in the LC Collateral Account.  After all of the Obligations have been indefeasibly paid in full and the Commitments have been terminated, any funds remaining on the LC Collateral

Account shall be returned by the Administrative Agent to Borrower or paid to whomever may be legally entitled thereto at such time.

8.4.           Subrogation.  The LC Issuer shall, to the extent of any payments made by the LC Issuer under any Letter of Credit, be subrogated to all rights of the beneficiary of such Letter of Credit as to all obligations of Borrower and its Subsidiaries with respect to which such payment shall have been made by the LC Issuer.

8.5.           Amendments.  Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or Borrower hereunder or waiving any Default or failure to fulfill any condition under Article IV hereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

(i)
Extend the final maturity of any Loan, or extend the expiry date of any Letter of Credit to a date after the Commitment Termination Date or postpone any regularly scheduled payment of principal of any Loan or forgive all or any portion of the principal amount thereof or any reimbursement obligation in respect of any Letter of Credit, or reduce the rate or extend the time of payment of interest or fees thereon or any reimbursement obligation in respect of any Letter of Credit.

(ii)	Reduce the percentage specified in the definition of Required Lenders.

(iii)
Extend the Commitment Termination Date or increase the amount of the Commitment of any Lender hereunder or the commitment of the LC Issuer to issue Letters of Credit or permit Borrower to assign its rights under this Agreement.

(iv)	Amend this Section 8.5.

(v)	Amend, modify or waive Article XIII or release Guarantor from its obligations thereunder.

(vi)	Waive compliance with the conditions set forth in Section 4.1.

No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent.  No amendment to any provision relating to the LC Issuer shall be effective without the written consent of the LC Issuer.  The Administrative Agent may waive payment of the fee required under Section 12.2.4 without obtaining the consent of any other party to this Agreement.  Notwithstanding anything to the contrary herein, the Fee Letters may be amended or otherwise modified with the consent of the parties thereto, without requiring the consent of any other Lender.

8.6.           Preservation of Rights.  No delay or omission of the Administrative Agent, the LC Issuer or any Lender to exercise any power or right under the Loan Documents shall impair such power or right or be construed to be a waiver of any Default or an acquiescence therein, and any single or partial exercise of any power or right shall not preclude other or further exercise thereof or the exercise of any other power or right.  No Credit Extension hereunder shall constitute a waiver of any of the conditions of any Lender’s or the LC Issuer’s obligation to make further Credit Extensions, nor, in the event Borrower is unable to satisfy any such condition, shall a waiver of such condition in any one instance have the effect of precluding any Lender or the LC Issuer from thereafter declaring such inability to be a Default hereunder.  No course of dealing shall be binding upon the Administrative Agent, the LC Issuer or any Lender.  No waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents shall be valid unless in writing and signed by the Persons required pursuant to Section 8.5, and then only to the extent in such writing specifically set forth.  Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against Borrower or Guarantor or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with this Article VIII for the benefit of all the Lenders and the LC Issuer; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the LC Issuer from exercising the rights and remedies that inure to its benefit (solely in its capacity as LC Issuer) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 11.1 (subject to the terms of Section 11.2) or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to Borrower or Guarantor under any bankruptcy or insolvency; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 8.1 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 11.2, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

ARTICLE IX

GENERAL PROVISIONS

9.1.           Survival of Representations.  All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof.  Such representations and warranties have been or will be relied upon by the Administrative Agent and each Lender, regardless of any investigation made by the Administrative Agent or any Lender or on their behalf and notwithstanding that the Administrative Agent or any Lender may have had notice or knowledge of any Default or Unmatured Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation hereunder shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

9.2.           Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor any Lender shall be obligated to extend credit to

Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.           Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.           Entire Agreement.  The Loan Documents embody the entire agreement and understanding among Borrower, Guarantor, the Administrative Agent, the LC Issuer and the Lenders and supersede all prior agreements and understandings among Borrower, Guarantor, the Administrative Agent, the LC Issuer and the Lenders relating to the subject matter thereof other than the Fee Letter.

9.5.           Several Obligations; Benefits of this Agreement.  The obligations of the Lenders hereunder to make Revolving Loans, to fund participations in Letters of Credit and to make payments pursuant to Section 9.6(c) are several and not joint.  The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.6(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.6(c).  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that the Arrangers shall enjoy the benefits of Sections 9.1, 9.6, 9.10 and 9.16 to the extent specifically set forth therein and each Arranger shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.           Expenses; Indemnification.

(a)           Costs and Expenses.  Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and its Affiliates (including, without limitation, the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the LC Issuer in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Lender or the LC Issuer (including, without limitation, the fees, charges and disbursements of any counsel for the Administrative Agent, any Lender or the LC Issuer), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, any Lender or the LC Issuer, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including, without limitation, its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including, without limitation, all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)           Indemnification by Borrower.  Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), each Lender and the LC Issuer, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), and shall indemnify and hold harmless each Indemnitee from all fees and time charges and disbursements for attorneys who may be employees of any Indemnitee, incurred by any Indemnitee or asserted against any Indemnitee by any third party or by Borrower or Guarantor arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the consummation of the transactions contemplated hereby or thereby, or, in the case of the Administrative Agent (and any sub-agent thereof) and its Related Parties only, the administration of this Agreement and the other Loan Documents (including, without limitation, in respect of any matters addressed in Section 3.5), (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including, without limitation, any refusal by the LC Issuer to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by Borrower or Guarantor, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by Borrower or Guarantor against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if Borrower or Guarantor has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

(c)           Reimbursement by Lenders.  To the extent that Borrower for any reason fails to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the LC Issuer or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the LC Issuer or such Related Party, as the case may be, such Lender’s Pro Rata Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative

Agent (or any such sub-agent) or the LC Issuer in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or LC Issuer in connection with such capacity.  The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 9.5.

(d)           Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e)           Payments.  All amounts due under this Section shall be payable not later than ten Business Days after demand therefor.

(f)           Survival.  The agreements in this Section shall survive the resignation of the Administrative Agent and the LC Issuer, the replacement of any Lender, the termination of the Aggregate Commitment and the repayment, satisfaction or discharge of all the other Obligations.

9.7.           Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each of the Lenders.

9.8.           Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9.           Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.                      Nonliability of Lenders.  The relationship between Borrower on the one hand and the Lenders, the LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, any Arranger, the LC Issuer nor any Lender shall have any fiduciary responsibility to Borrower.  Neither the Administrative Agent, any Arranger, the LC Issuer nor any Lender undertakes any responsibility to Borrower to review or inform Borrower of any matter in connection with any phase of Borrower’s business or operations.  Borrower agrees that neither the Administrative Agent, any Arranger, the LC Issuer nor any Lender shall have liability to Borrower (whether sounding in tort, contract or otherwise) for losses suffered by Borrower in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought.  Neither the Administrative Agent, any Arranger, the LC Issuer nor any Lender shall have any liability with respect to, and Borrower hereby waives, releases and agrees not to sue for, any special, indirect or consequential damages suffered by Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.                      Treatment of Certain Information; Confidentiality.  Each of the Administrative Agent, the Lenders and the LC Issuer agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ respective partners, directors, officers, employees, agents, trustees, advisors and representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including, without limitation, any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or any assignee invited to be a Lender under Section 2.19 or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations, (g) with the consent of Borrower or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, the LC Issuer or any of their respective Affiliates on a nonconfidential basis from a source other than Borrower.  For purposes of this Section, “Information” means all information received from Borrower or any Subsidiary relating to Borrower or any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or the LC Issuer on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary, provided that, in the case of information received from Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Each of the Administrative Agent, the Lenders and the LC Issuer acknowledges that (a) the Information may include material non-public information concerning Borrower or a Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information and (c) it will handle such material non-

public information in accordance with applicable law, including, without limitation, United States Federal and state securities laws.

9.12.                      Nonreliance.  Each Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) for the repayment of the Credit Extensions provided for herein.

9.13.                      Disclosure.  The Lenders hereby (i) acknowledge and agree that Bank of America and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with Borrower and its Affiliates, and (ii) waive any liability of Bank of America or such Affiliate of Bank of America to Borrower or any Lender, respectively, arising out of or resulting from such investments, loans or relationships other than liabilities arising out of the gross negligence or willful misconduct of Bank of America or its Affiliates.

9.14.                      USA PATRIOT Act.  Each Lender that is subject to the Act (as hereinafter defined) and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Borrower in accordance with the Act.  Borrower shall, promptly following a request by the Administrative Agent or any Lender, provide all documentation and other information that the Administrative Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

9.15.                      Letter of Credit Amounts.  Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

9.16.                      No Advisory or Fiduciary Responsibility.  In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of Borrower and Guarantor acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (a) (i) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Arranger are arm’s-length commercial transactions between Borrower, Guarantor and their respective Affiliates, on the one hand, and the Administrative Agent and the Arranger, on the other hand, (ii) each of Borrower and Guarantor has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) Borrower and Guarantor is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (b) (i) the Administrative Agent and the Arranger each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for Borrower, Guarantor or any of their respective Affiliates, or any other Person and (ii) neither the Administrative Agent nor the Arranger has any obligation to Borrower, Guarantor or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Arranger and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of Borrower, Guarantor and their respective Affiliates, and neither the Administrative Agent nor the Arranger has any obligation to disclose any of such interests to Borrower, Guarantor or any of their respective Affiliates.  To the fullest extent permitted by law, each of Borrower and Guarantor hereby waives and releases any claims that it may have against the Administrative Agent and the Arranger with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

ARTICLE X

THE ADMINISTRATIVE AGENT

10.1.                      Appointment and Authority.  Each of the Lenders and the LC Issuer hereby irrevocably appoints Bank of America to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.  The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the LC Issuer, and neither Borrower nor Guarantor shall have rights as a third party beneficiary of any of such provisions.

10.2.                      Rights as a Lender.  The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity.  Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

10.3.                      Exculpatory Provisions.  The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents.  Without limiting the generality of the foregoing, the Administrative Agent:

(a)           shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Unmatured Default has occurred and is continuing;

(b)           shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law; and

(c)           shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.5 and 8.1) or (ii) in the absence of its own gross negligence or willful misconduct.  The Administrative Agent shall be deemed not to have knowledge of any Default or Unmatured Default unless and until notice describing such Default or Unmatured Default is given to the Administrative Agent by Borrower, a Lender or the LC Issuer.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Unmatured Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

10.4.                      Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person.  The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon.  In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or the LC Issuer, the Administrative Agent may presume that such condition is satisfactory to such Lender or the LC Issuer unless the Administrative Agent shall have received notice to the contrary from such Lender or the LC Issuer prior to the making of such Loan or the issuance of such Letter of Credit.  The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

10.5.                      Delegation of Duties.  The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent.  The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties.  The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

10.6.                      Resignation of Administrative Agent.  The Administrative Agent may at any time give notice of its resignation to the Lenders, the LC Issuer and Borrower.  Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States.  If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the LC Issuer, appoint a successor Administrative Agent meeting the qualifications set forth above; provided that if the Administrative Agent shall notify Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and the LC Issuer directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section).  The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor.  After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.6 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

Any resignation by Bank of America as Administrative Agent pursuant to this Section shall also constitute its resignation as LC Issuer.  Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer, (b) the retiring LC Issuer shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents and (c) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring LC Issuer to effectively assume the obligations of the retiring LC Issuer with respect to such Letters of Credit.

10.7.                      Non-Reliance on Administrative Agent and Other Lenders.  Each Lender and the LC Issuer acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender and the LC Issuer also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

10.8.                      Agent May File Proofs of Claim.  In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, Guarantor or any Subsidiary, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a)           to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 2.5, 2.17 and 9.6) allowed in such judicial proceedings; and

(b)           to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.5, 2.17 and 9.6.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization,

arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

10.9.                      No Other Duties, Etc.  Anything herein to the contrary notwithstanding, none of the Bookrunners, Arrangers or Co-Syndication Agents listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or the LC Issuer hereunder.

ARTICLE XI

SETOFF; RATABLE PAYMENTS

11.1.                      Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part hereof, shall then be due.

11.2.                      Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Loans and other credit exposure hereunder (other than payments received pursuant to Section 3.1, 3.2, 3.4 or 3.5) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its Pro Rata Share of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their respective Pro Rata Shares of the Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII

BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.                      Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that neither Borrower nor Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of Section 12.2, (ii) by way of participation in accordance with the provisions of Section 12.4 or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 12.6 (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in Section 12.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the LC Issuer and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

12.2.                      Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans (including, without limitation, for purposes of this Section 12.2, participations in LC Obligations) at the time owing to it); provided that any such assignment shall be subject to the following conditions:

12.2.1.                      Minimum Amounts.

(a)           in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(b)           in any case not described in Section 12.2.1(a), the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date, shall not be less than $5,000,000 unless each of the Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met.

12.2.2.                      Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans or the Commitment assigned.

12.2.3.                      Required Consents.  No consent shall be required for any assignment except to the extent required by Section 12.2.1(b) and, in addition:

(a)           the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (i) a Default has occurred and is continuing at the time of such assignment or (ii) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(b)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(c)           the consent of the LC Issuer (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

12.2.4.                      Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee in the amount of $3,500; provided, however, that the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment.  The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

12.2.5.                      No Assignment to Borrower.  No such assignment shall be made to Borrower or any of Borrower’s Affiliates or Subsidiaries.

12.2.6.                      No Assignment to Natural Persons.  No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to Section 12.3 below, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.1, 3.2, 3.4, 3.5 and 9.6 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Upon request, Borrower (at its expense) shall execute and deliver a Note to the assignee Lender.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.4.

12.3.                      Register.  The Administrative Agent, acting solely for this purpose as an agent of Borrower, shall maintain at the Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans and LC Obligations owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4.                      Participations.  Any Lender may at any time, without the consent of, or notice to, Borrower or the Administrative Agent, sell participations to any Person (other than a natural person or Borrower or any of Borrower’s Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in LC Obligations) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Lenders

and the LC Issuer shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the proviso to Section 8.5 that affects such Participant.  Subject to Section 12.5, Borrower agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2 and 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.2.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.1 as though it were a Lender, provided such Participant agrees to be subject to Section 11.2 as though it were a Lender.

12.5.                      Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with Borrower’s prior written consent.  A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 3.5 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Sections 3.5(iv) and (v) as though it were a Lender.

12.6.                      Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

12.7.                      Resignation as LC Issuer after Assignment.  Notwithstanding anything to the contrary contained herein, if at any time Bank of America assigns all of its Commitment and Loans pursuant to Section 12.2 above, Bank of America may, upon 30 days’ notice to Borrower and the Lenders, resign as LC Issuer.  In the event of any such resignation as LC Issuer, Borrower shall be entitled to appoint from among the Lenders a successor LC Issuer hereunder; provided, however, that no failure by Borrower to appoint any such successor shall affect the resignation of Bank of America as LC Issuer.  If Bank of America resigns as LC Issuer, it shall retain all the rights, powers, privileges and duties of the LC Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as LC Issuer and all LC Obligations with respect thereto (including the right to require the Lenders to make Loans or fund risk participations in Unreimbursed Amounts pursuant to Section 2.17.3.  Upon the appointment of a successor LC Issuer, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring LC Issuer and (b) the successor LC Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements reasonably satisfactory to Bank of

America to effectively assume the obligations of Bank of America with respect to such Letters of Credit.

ARTICLE XIII

GUARANTY

13.1.                      Guaranty.  For valuable consideration, the receipt of which is hereby acknowledged, and to induce the Lenders to make advances to Borrower and to participate in Letters of Credit and to induce the LC Issuer to issue Letters of Credit, Guarantor hereby absolutely and unconditionally guarantees prompt payment when due, whether at stated maturity, upon acceleration or otherwise, and at all times thereafter, of any and all Obligations of Borrower to the Administrative Agent, the Lenders, the LC Issuer and any holder of a Note, or any of them, under or with respect to the Loan Documents, whether for principal, interest, fees, expenses or otherwise, in each case howsoever created, arising or evidenced, whether direct or indirect, absolute or contingent, now or hereafter existing, or due or to become due (collectively, the “Guaranteed Obligations”).  Additionally, Guarantor agrees to reimburse the Administrative Agent, the Lenders and the LC Issuer for any costs incurred in enforcing this Article XIII against Guarantor.  Any term or provision of this Article XIII to the contrary notwithstanding, the aggregate maximum amount of the Guaranteed Obligations for which Guarantor shall be liable shall not exceed the maximum amount for which Guarantor can be liable without rendering this Agreement or any other Loan Document as it relates to Guarantor, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer.

13.2.                      Waivers.  Guarantor waives notice of the acceptance of this guaranty and of the extension or continuation of the Guaranteed Obligations or any part thereof.  Guarantor further waives presentment, protest, notice of notices delivered or demand made on Borrower or action or delinquency in respect of the Guaranteed Obligations or any part thereof, including any right to require the Administrative Agent and the Lenders to sue Borrower, any other guarantor or any other Person obligated with respect to the Guaranteed Obligations or any part thereof, or otherwise to enforce payment thereof against any collateral securing the Guaranteed Obligations or any part thereof, and provided further that if at any time any payment of any portion of the Guaranteed Obligations is rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy or reorganization of Borrower or otherwise, Guarantor’s obligations hereunder with respect to such payment shall be reinstated at such time as though such payment had not been made and whether or not the Administrative Agent or the Lenders are in possession of this guaranty.  The Administrative Agent, the LC Issuer and the Lenders shall have no obligation to disclose or discuss with Guarantor their assessments of the financial condition of Borrower.

13.3.                      Guaranty Absolute.  This guaranty is a guaranty of payment and not of collection, is a primary obligation of Guarantor and not merely one of surety, and the validity and enforceability of this guaranty shall be absolute and unconditional irrespective of, and shall not be impaired or affected by any of the following: (a) any extension, modification or renewal of, or indulgence with respect to, or substitutions for, the Guaranteed Obligations or any part thereof or any agreement relating thereto at any time; (b) any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or any collateral; (c) any waiver of any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto or with respect to any collateral; (d) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any Person with respect to the Guaranteed Obligations or any part thereof; (e) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral; (f) the application of payments received from any source to the payment of obligations other than the Guaranteed Obligations, any part thereof or amounts which are not covered by this guaranty even though the Administrative Agent, the LC Issuer and the Lenders might lawfully have elected to apply such payments to any part or all of the Guaranteed Obligations or to amounts which are not covered by this guaranty; (g) any change in the ownership of Borrower or the insolvency, bankruptcy or any other change in the legal status of Borrower; (h) the change in or the imposition of any law, decree, regulation or other governmental act which does or might impair, delay or in any way affect the validity, enforceability or the payment when due of the Guaranteed Obligations; (i) the failure of Guarantor or Borrower to maintain in full force, validity or effect or to obtain or renew when required all governmental and other approvals, licenses or consents required in connection with the Guaranteed Obligations or this guaranty, or to take any other action required in connection with the performance of all obligations pursuant to the Guaranteed Obligations or this guaranty; (j) the existence of any claim, setoff or other rights which Guarantor may have at any time against Borrower or any other Person in connection herewith or an unrelated transaction; or (k) any other circumstance, whether or not similar to any of the foregoing, which could constitute a defense to a guarantor, including without limitation all defenses based on suretyship or impairment of collateral; all whether or not Guarantor shall have had notice or knowledge of any act or omission referred to in the foregoing clauses (a) through (k) of this Section.  It is agreed that Guarantor’s liability hereunder is several and independent of any other guaranties or other obligations at any time in effect with respect to the Guaranteed Obligations or any part thereof and that Guarantor’s liability hereunder may be enforced regardless of the existence, validity, enforcement or non-enforcement of any such other guaranties or other obligations or any provision of any applicable law or regulation purporting to prohibit payment by Borrower of the Guaranteed Obligations in the manner agreed upon by Borrower and the Administrative Agent, the LC Issuer and the Lenders.

13.4.                      Acceleration.  Guarantor agrees that, as between Guarantor on the one hand, and the Lenders, the LC Issuer and the Administrative Agent, on the other hand, the obligations of Borrower guaranteed under this Article XIII may be declared to be forthwith due and payable, or may be deemed automatically to have been accelerated, as provided in Section 8.1 hereof for purposes of this Article XIII, notwithstanding any stay, injunction or other prohibition (whether in a bankruptcy proceeding affecting Borrower or otherwise) preventing such declaration as against Borrower and that, in the event of such declaration or automatic acceleration, such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by Guarantor for purposes of this Article XIII.

13.5.                      Marshaling; Reinstatement.  None of the Lenders nor the LC Issuer nor the Administrative Agent nor any Person acting for or on behalf of the Lenders, the LC Issuer or the Administrative Agent shall have any obligation to marshal any assets in favor of Guarantor or against or in payment of any or all of the Guaranteed Obligations.  If Guarantor, Borrower or any other guarantor of all or any part of the Guaranteed Obligations makes a payment or payments to any Lender, the LC Issuer or the Administrative Agent, or any Lender, the LC Issuer or the Administrative Agent receives any proceeds of collateral, which payment or payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to Borrower, Guarantor, such other guarantor or any other Person, or their respective estates, trustees, receivers or any other party, including, without limitation, Guarantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, the part of the Guaranteed Obligations which has been paid, reduced or satisfied by such amount shall be reinstated and continued in full force and effect as of the time immediately preceding such initial payment, reduction or satisfaction.

13.6.                      Delay of Subrogation.  Notwithstanding any payment made by or for the account of Guarantor pursuant to this Article XIII, Guarantor shall not be subrogated to any right of the Administrative Agent or any Lender, or have any right to obtain reimbursement from Borrower, until such time as the Administrative Agent and each Lender shall have received final payment in cash of the full amount of the Guaranteed Obligations.

ARTICLE XIV

NOTICES

14.1.                      Notices; Effectiveness; Electronic Communication.

14.1.1.                      Notices Generally.  Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in Section 14.1.2 below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(a)           if to Borrower, the Administrative Agent or the LC Issuer, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 14.1; and

(b)           if to any other Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient).  Notices and other communications delivered through electronic communications to the extent provided in Section 14.1.2 below, shall be effective as provided in Section 14.1.2.

14.1.2.                      Electronic Communications.  Notices and other communications to the Lenders and the LC Issuer hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or the LC Issuer pursuant to Article II if such Lender or the LC Issuer, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.  The Administrative Agent or Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

14.1.3.                      The Platform.  THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.”  THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF BORROWER MATERIALS OR THE ADEQUACY OF THE PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM BORROWER MATERIALS.  NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH BORROWER MATERIALS OR THE PLATFORM.

In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to Borrower, any Lender, the LC Issuer or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Borrower, any Lender, the LC Issuer or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

14.1.4.                      Change of Address, Etc.  Each of Borrower, the Administrative Agent and the LC Issuer may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto.  Each other Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to Borrower, the Administrative Agent and the LC Issuer.  In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.  Furthermore, each Public Lender agrees to cause at least one individual at or on behalf of such Public Lender to at all times have selected the “Private Side Information” or similar designation on the content declaration screen of the Platform in order to enable such Public Lender or its delegate, in accordance with such Public Lender’s compliance procedures and applicable law, including United States Federal and state securities laws, to make reference to Borrower Materials that are not made available through the “Public Side Information” portion of the Platform and that may contain material non-public information with respect to Borrower or its securities for purposes of United States Federal or state securities laws.

14.1.5.                      Reliance by Administrative Agent, LC Issuer and Lenders. The Administrative Agent, the LC Issuer and the Lenders shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof.  Borrower shall indemnify the Administrative Agent, the LC Issuer, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of Borrower.  All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent, and each of the parties hereto hereby consents to such recording.

14.2.                      Change of Address.  Borrower, the Administrative Agent and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XV

COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by Borrower, Guarantor, the Administrative Agent, the LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.  Electronic records of executed Loan Documents maintained by the Lenders shall deemed to be originals.

ARTICLE XVI

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

16.1.                      CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (AND NOT THE LAW OF CONFLICTS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

16.2.                      CONSENT TO JURISDICTION.  EACH OF BORROWER AND GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH OF BORROWER AND GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST BORROWER OR GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY BORROWER OR GUARANTOR AGAINST THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, THE LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS.

16.3.                      WAIVER OF JURY TRIAL.  EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).  EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

[Signatures Follow]

IN WITNESS WHEREOF, Borrower, Guarantor, the Lenders, the LC Issuer, the Syndication Agents and the Administrative Agent have executed this Agreement as of the date first above written.

BORROWER:

VECTREN CAPITAL, CORP.

By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

GUARANTOR:

VECTREN CORPORATION
By:	/s/ Robert L. Goocher
Name:	Robert L. Goocher
Title:	Vice President and Treasurer

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Kristine Thennes
Name:	Kristine Thennes
Title:	Vice President

BANK OF AMERICA, N.A., as the LC Issuer

By:	/s/ Carlos Morales
Name:	Carlos Morales
Title:	Vice President

BANK OF AMERICA, N.A., as a Lender

By:	/s/ Carlos Morales
Name:	Carlos Morales
Title:	Vice President

JPMORGAN CHASE BANK, N.A., Individually and as Co-Syndication Agent

By:	/s/ Jennifer Fitzgerald
Name:	Jennifer Fitzgerald
Title:	Associate

UNION BANK OF CALIFORNIA, N.A., Individually and as Co-Syndication Agent

By:	/s/ Susan K. Johnson
Name:	Susan K. Johnson
Title:	Vice President

MIZUHO CORPORATE BANK (USA)

By:	/s/ Leon Mo
Name:	Leon Mo
Title:	Senior Vice President

FIFTH THIRD BANK

By:	/s/ Dwight E. Hamilton
Name:	Dwight E. Hamilton
Title:	Sr. Vice President

NATIONAL CITY BANK

By:	/s/ Tracy J. Venable
Name:	Tracy J. Venable
Title:	Senior Vice President

OLD NATIONAL BANK

By:	/s/ Jennifer S. Barchet
Name:	Jennifer S. Barchet
Title:	Assistant Vice President

PRICING SCHEDULE

Pricing	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status	Level VI Status
Applicable Margin for Eurodollar Advances	0.545%	0.650%	0.750%	1.100%	1.300%	1.700%
Applicable Margin for Floating Rate Advances	0.00%	0.00%	0.00%	0.00%	0.00%	0.00%
Applicable Fee Rate (Facility Fee)	0.08%	0.10%	0.125%	0.150%	0.20%	0.30%
Applicable Fee Rate (LC Fee)	0.545%	0.650%	0.750%	1.100%	1.300%	1.700%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, Guarantor’s Moody’s Rating is A2 or better or Guarantor’s S&P Rating is A or better.

“Level II Status” exists at any date if, on such date, (i) Guarantor has not qualified for Level I Status and (ii) Guarantor’s Moody’s Rating is A3 or better or Guarantor’s S&P Rating is A- or better.

“Level III Status” exists at any date if, on such date (i) Guarantor has not qualified for Level I Status or Level II Status and (ii) Guarantor’s Moody’s Rating is Baa1 or better and Guarantor’s S&P Rating is BBB+ or better.

“Level IV Status” exists at any date if, on such date (i) Guarantor has not qualified for Level I Status, Level II Status or Level III Status and (ii) Guarantor’s Moody’s Rating is Baa2 or better and Guarantor’s S&P Rating is BBB or better.

“Level V Status” exists at any date if, on such date (i) Guarantor has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status and (ii) Guarantor’s Moody’s Rating is Baa3 or better and Guarantor’s S&P Rating is BBB- or better.

“Level VI Status” exists at any date if, on such date, Guarantor has not qualified for Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

“Moody’s Rating” means, at any time, the corporate credit rating (without third-party credit enhancement) issued by Moody’s and then in effect or the issuer’s rating issued by Moody’s and then in effect with respect to Guarantor.

“Rating” means the S&P Rating or the Moody’s Rating.

“S&P Rating” means, at any time, the corporate credit rating (without third-party credit enhancement) issued by S&P and then in effect or the issuer’s rating issued by S&P and then in effect with respect to Guarantor.

“Status” means either Level I Status, Level II Status, Level III Status, Level IV Status, Level V Status or Level VI Status.

On the date hereof, Guarantor has qualified for Level II Status.

The Applicable Margin and Applicable Fee Rate shall be determined in accordance with the foregoing table based on Guarantor’s Status as determined from its then-current Moody’s and S&P Ratings.  The credit rating in effect on any date for the purposes of this Schedule is that in effect at the close of business on such date.  If at any time Guarantor has no Moody’s Rating or no S&P Rating, but has a Rating, the Status shall be determined based on the Rating that is then in effect.  If at any time Guarantor has no Moody’s Rating and has no S&P Rating, Level VI Status shall exist.  If Guarantor is split rated and the rating differential is two credit rating levels or more, then the intermediate credit rating at the midpoint (or, if there is no midpoint, the higher of the two credit ratings) shall apply.

SCHEDULE I

COMMITMENTS

Lender	Commitment
Bank of America, N.A.	$25,000,000.00
JPMorgan Chase Bank, N.A.	$25,000,000.00
Union Bank of California, N.A.	$25,000,000.00
Mizuho Corporate Bank (USA)	$15,000,000.00
Fifth Third Bank	$10,000,000.00
National City Bank	$10,000,000.00
Old National Bank	$10,000,000.00

Total	$120,000,000.00

I-1

SCHEDULE 5.7

LITIGATION

Environmental Matters

Clean Air Act Initiatives

In March of 2005 USEPA finalized two new air emission reduction regulations. The Clean Air Interstate Rule (CAIR) is an allowance cap and trade program requiring further reductions in Nitrogen Oxides (NOx) and Sulfur Dioxide (SO2) emissions from coal-burning power plants. The Clean Air Mercury Rule (CAMR) is an allowance cap and trade program requiring further reductions in mercury emissions from coal-burning power plants. However, on February 8, 2008, the US Court of Appeals for the District of Columbia vacated the federal CAMR regulations and on July 11, 2008, the same court vacated the federal CAIR regulations. At this time it is uncertain how this decision will affect Indiana's implementation plans for those regulations. Utilization of the Guarantor's inventory of NOx and SO2 allowances may also be impacted by these decisions; however, most of these allowances were granted to the Guarantor at zero cost, so a reduction in carrying value is not expected.

To comply with Indiana's implementation plan of the Clean Air Act of 1990 and to comply with potential future regulations of mercury and further NOx and SO2, reductions, Guarantor's utility subsidiary, Southern Indiana Gas and Electric Company (“SIGECO”) has the Indiana Utility Regulatory Commission (“IURC”) authority to invest in clean coal technology. Using this authorization, SIGECO has invested approximately $307 million in pollution control equipment, including Selective Catalytic Reduction (SCR) systems and fabric filters. SCR technology is the most effective method of reducing NOx emissions where high removal efficiencies are required and fabric filters control particulate matter emissions. These investments were included in rate base for purposes of determining new base rates that went into effect on August 15, 2007. Prior to being included in base rates, return on investments made and recovery of related operating expenses were recovered through a rider mechanism.

Further, the IURC granted SIGECO authority to invest in an SO2 scrubber at its generating facility that is jointly owned with ALCOA (SIGECO's portion is 150 MW). The order, as updated with an increased spending level, allows SIGECO to recover an approximate 8 percent return on up to $92 million, excluding AFUDC, in capital investments through a rider mechanism which is updated every six months for actual costs incurred. SIGECO may file periodic updates with the IURC requesting modification to the spending authority. As of June 30, 2008, SIGECO has invested approximately $73 million in this project. SIGECO expects the SO2 scrubber will be operational by early 2009. At that time, operating expenses including depreciation expense associated with the scrubber are expected to be recovered through a rider mechanism.

Once the SO2 scrubber is operational, SIGECO’s coal fired generating fleet will be 100 percent scrubbed for SO2 and 90 percent controlled for NOx. SIGECO’s investments in scrubber, SCR and fabric filter technology allows for compliance with existing regulations that are unaffected by these recent court decisions and should position it to comply with future reasonable pollution control legislation, if and when, reductions in mercury and further reductions in NOx and SO2, are promulgated by USEPA and/or the District of Columbia US Court of Appeals rulings are overturned. It is also possible that CAMR and CAIR regulations being vacated will lead to increased support for the passage of a multi-pollutant bill in Congress.

Legislative Actions and Other Climate Change Initiatives Regarding Climate Change

There are currently several forms of legislation being circulated at the federal level addressing the climate change issue. The most prominent of these proposals is the Lieberman-Warner climate change bill, which mandates a cap on greenhouse gas emissions beginning in 2012 and the auctioning and subsequent trading of allowances among those that emit greenhouse gases. The Senate was unable to end debate of Lieberman-Warner bill, and therefore it was removed from the 2008 calendar. Guarantor anticipates continuing federal legislative efforts modeled on either the Lieberman-Warner cap and trade proposal or a carbon tax.

In the absence of federal legislation, several regional initiatives throughout the United States are in the process of establishing regional cap and trade programs. While no climate change legislation is pending in the State of Indiana, the State is an observer of the Midwestern Regional Greenhouse Gas Reduction Accord, and its legislature debated, but did not pass, renewable energy portfolio standards in 2007.

In April of 2007, the US Supreme Court determined that greenhouse gases meet the definition of “air pollutant” under the Clean Air Act and ordered the USEPA to determine whether greenhouse gas emissions from new motor vehicles cause or contribute to air pollution that may reasonably be anticipated to endanger public health or welfare. Should the USEPA find such endangerment, it is likely that major stationary sources will be subject to regulation under the Act. USEPA has recently released its Advanced Notice of Proposed Rulemaking in which the agency is soliciting comment as to whether it is appropriate or effective to regulate greenhouse gas emissions under the Act.

Impact of Legislative Actions and Other Initiatives is Unknown

If legislation requiring reductions in CO2, and other greenhouse gases or legislation mandating a renewable energy portfolio standard is adopted, such regulation could substantially affect both the costs and operating characteristics of Guarantor's fossil fuel generating plants and nonutility coal mining operations. At this time and in the absence of final legislation, compliance costs and other effects associated with reductions in greenhouse gas emissions or obtaining renewable energy sources remain uncertain. Guarantor has gathered preliminary estimates of the costs to comply with the Lieberman-Warner climate change bill. A preliminary investigation demonstrated costs to comply would be significant, first to operating expenses for the purchase of allowances, and later to capital expenditures as technology becomes available to control greenhouse gas emissions. However, these compliance costs estimates are very sensitive to highly uncertain assumptions, including allowance prices. Costs to purchase allowances that cap greenhouse gas emissions should be considered a cost of providing electricity, and as such, Guarantor believes recovery should be timely reflected in rates charged to customers. Approximately 20 percent of electric volumes sold in 2007 were delivered to municipal and other wholesale customers. As such, Guarantor has some flexibility to modify the level of these transactions to reduce overall emissions and reduce costs associated with complying with new environmental regulations.

Environmental Remediation Efforts

In the past, Indiana Gas Company, Inc., a subsidiary of Guarantor (“Indiana Gas”), SIGECO, and others operated facilities for the manufacture of gas. Given the availability of natural gas transported by pipelines, these facilities have not been operated for many years. Under currently applicable environmental laws and regulations, those that operated these facilities may now be required to take remedial action if certain contaminants are found above the regulatory thresholds at these sites.

Indiana Gas identified the existence, location, and certain general characteristics of 26 gas manufacturing and storage sites for which it may have some remedial responsibility. Indiana Gas completed a remedial investigation/feasibility study (RIFS) at one of the sites under an agreed order between Indiana Gas and the Indiana Department of Environmental Management (“IDEM”), and a Record of Decision was issued by the IDEM in January 2000. Indiana Gas submitted the remainder of the sites to the IDEM's Voluntary Remediation Program (VRP) and is currently conducting some level of remedial activities, including groundwater monitoring at certain sites, where deemed appropriate, and will continue remedial activities at the sites as appropriate and necessary.

Indiana Gas accrued the estimated costs for further investigation, remediation, groundwater monitoring, and related costs for the sites. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, Indiana Gas has recorded costs that it reasonably expects to incur totaling approximately $21 million.

The estimated accrued costs are limited to Indiana Gas' share of the remediation efforts. Indiana Gas has arrangements in place for 19 of the 26 sites with other potentially responsible parties (PRP), which serve to limit Indiana Gas' share of response costs at these 19 sites to between 20 percent and 50 percent. With respect to insurance coverage, Indiana Gas has received and recorded settlements from all known insurance carriers under insurance policies in effect when these plants were in operation in an aggregate amount approximating $20 million.

In October 2002, SIGECO received a formal information request letter from the IDEM regarding five manufactured gas plants that it owned and/or operated and were not enrolled in the IDEM's VRP. In October 2003, SIGECO filed applications to enter four of the manufactured gas plant sites in IDEM's VRP. The remaining site is currently being addressed in the VRP by another Indiana utility. SIGECO added those four sites into the renewal of the global Voluntary Remediation Agreement that Indiana Gas has in place with IDEM for its manufactured gas plant sites. That renewal was approved by the IDEM in February 2004. SIGECO is also named in a lawsuit filed in federal district court in May 2007, involving another site subject to potential environmental remediation efforts.

SIGECO has filed a declaratory judgment action against its insurance carriers seeking a judgment finding its carriers liable under the policies for coverage of further investigation and any necessary remediation costs that SIGECO may accrue under the VRP program and/or related to the site subject to the May 2007 lawsuit. While the total costs that may be incurred in connection with addressing these sites cannot be determined at this time, SIGECO has recorded costs that it reasonably expects to incur totaling approximately $8 million. With respect to insurance coverage, SIGECO has received and recorded settlements from insurance carriers under insurance policies in effect when these sites were in operation in an aggregate amount approximating the costs it expects to incur.

Environmental remediation costs related to Indiana Gas' and SIGECO's manufactured gas plants and other sites have had no material impact on results of operations or financial condition since costs recorded to date approximate PRP and insurance settlement recoveries. While Guarantor's utilities have recorded all costs which they presently expect to incur in connection with activities at these sites, it is possible that future events may require some level of additional remedial activities which are not presently foreseen and those costs may not be subject to PRP or insurance recovery.

5.7-1

SCHEDULE 5.8

SUBSIDIARIES AND OTHER INVESTMENTS

Investment In	Jurisdiction of Organization	Owned By	Percent Ownership
IEI Capital Corp.	Indiana	Vectren Capital, Corp.	100%

  5.8-1

SCHEDULE 5.14

INDEBTEDNESS AND LIENS

(A)           Liens

None.

(B)           Existing Indebtedness

1.	Reimbursement Obligations of Vectren Corporation in connection with a letter of credit issued by Old National Bank in favor of Black Panther Mining, LLC in the amount of $2,280,000.

2.	Reimbursement Obligations of Vectren Corporation in connection with a letter of credit issued by Old National Bank in favor of Black Panther Mining, LLC in the amount of $2,890,000.

3.	Reimbursement Obligations of Vectren Corporation in connection with a letter of credit issued by Old National Bank in favor of Vigo Coal in the amount of $1,500,000.

4.
Reimbursement Obligations of Miller Pipeline, a subsidiary of Vectren Corporation, in connection with a letter of credit issued by Bank of America in favor of Zurich Insurance in the amount of $2,700,000.

5.
Reimbursement Obligations of Miller Pipeline, a subsidiary of Vectren Corporation, in connection with a letter of credit issued by Bank of America in favor of Liberty Insurance in the amount of $2,800,000.

6.	Reimbursement Obligations of Vectren Corporation in connection with a letter of credit issued by Fifth Third Bank in favor of Liberty Insurance in the amount of $25,000.

7.	Reimbursement Obligations of Vectren Corporation in connection with a letter of credit issued by Fifth Third Bank in favor of Zurich Insurance in the amount of $1,565,602.

5.14-1

SCHEDULE 5.16

ENVIRONMENTAL MATTERS

See Schedule 5.7, which Schedule is incorporated herein by this reference.

  5.16-1

SCHEDULE 6.18

CERTAIN RESTRICTIONS

1.
The payment of cash dividends on SIGECO's common stock to VUHI is, in effect, restricted by SIGECO's First Mortgage Indenture (the "Mortgage"). The Mortgage restricts dividends to accumulated surplus available for distribution to common stock earned subsequent to December 31, 1947 if amounts deducted from earnings for current repairs and maintenance and provisions for renewals, replacements and depreciation of all the property of SIGECO are less than amounts specified in the Mortgage. (Section 1.02 of the Supplemental Indenture dated as of July 1, 1948, as supplemented.) No amount was restricted against cash dividends on common stock as of December 31, 2007 under this restriction.

6.18-1

SCHEDULE 14.1

NOTICE INFORMATION

VECTREN CAPITAL, CORP.

One Vectren Square
Evansville, Indiana  47708
Attention: Robert L. Goocher
Telephone:  (812) 491-4080
FAX:  (812) 491-4346

VECTREN CORPORATION

One Vectren Square
Evansville, Indiana  47708
Attention: Robert L. Goocher
Telephone:  (812) 491-4080
FAX:  (812) 491-4346

BANK OF AMERICA, N.A.,
as Administrative Agent

daily borrowing, conversions and continuations:

Jennifer Ollek
BANK OF AMERICA PLAZA
901 MAIN ST
DALLAS TX 75202
 Telephone:   (214)-209-2642
Fax:  (214)-290-8374
Jennifer.ollek@bankofamerica.com

Other Notices—Financials & Compliance Certificate

Bozena Janociak
Agency Officer
Bank of America
231 South LaSalle Street
Chicago, Illinois  60604
Mail Code: IL1-231-10-41
Telephone:  (312) 828-3597
Fax:  (877) 207-0732
Email: bozena.janociak@BankofAmerica.com

14.1-1

BANK OF AMERICA, N.A.,
as LC Issuer

Issuing Standby Letters of Credit

Tai Anh Lu
Bank of America, N.A.
Trade Operations – Los Angeles
1000 W. Temple St.
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Telephone: (213) 481-7840
Fax: (213) 580-8442
Email: tai_anh.lu@bankofamerica.com

Issuing Commercial Letters of Credit

Frantz Bellevue
Bank of America, N.A.
Trade Operations – Los Angeles
1000 W. Temple St.
Mail Code: CA9-705-07-05
Los Angeles, CA 90012-1514
Telephone: (213) 580-8476
Fax: (213) 457-8841
Email: frantz.bellevue@bankofamerica.com

BANK OF AMERICA, N.A.,
as a Lender

231 S. LaSalle Street
IL 231-06-46
Chicago, IL 60604
Attention:  Carlos Morales
Fax: (312) 828-7393
email: carlos.e.morales@bankofamerica.com

JPMORGAN CHASE BANK, N.A.,
Individually and as Co-Syndication Agent

Notices (other than Borrowing Notices):

600 Travis, 20th Floor
Houston, TX 77030

14.1-2

Attention:  Robert Traband
Telephone: (713) 216-1081
FAX: (713) 216-8870
Email: robert.traband@jpmorgan.com

Borrowing Notices:

Loan & Agency Services
1111 Fannin 10FL
Houston TX, 77002
Telephone:  (713) 750-2267
FAX:  (713) 427-6307

UNION BANK OF CALIFORNIA, N.A.,
Individually and as Co-Syndication Agent

Energy Capital Services
445 S. Figueroa Street, 15th Floor
Los Angeles, CA 90071
Attention: Susan Johnson
Telephone (213) 236-4125
FAX: (213) 236-4096
E-mail: susan.johnson@uboc.com

MIZUHO CORPORATE BANK (USA)
1251 Avenue of the Americas
New York, New York 10020
Attention: Nelson Chang
Telephone: (212) 282-3465
FAX: (212) 282-4488
E-mail: nelson.chang@mizuhocbus.com

FIFTH THIRD BANK
20 NW Third Street
Evansville, Indiana 47739-0001
Attention: Dwight Hamilton
Telephone: (812) 456-3394
FAX: (812) 456-4060
E-mail: Dwight.Hamilton@53.com

NATIONAL CITY BANK
101 W. Washington Street
Indianapolis, IN 46255
Attention: Tracy Venable
Telephone: (317) 267-7066

14.1-3

FAX: (317) 267-6249
E-mail: tracy.venable@nationalcity.com

OLD NATIONAL BANK
One Main Street, 2nd Floor
Evansville, Indiana 47708
Attention: Jennifer S. Barchet
Telephone: (812) 461-9723
FAX: (812) 464-1262
Email: jennifer.barchet@oldnational.com

14.1-4

EXHIBIT A
FORM OF REVOLVING CREDIT NOTE

$________________________	Date: _________________, 200____
Chicago, Illinois
FOR VALUE RECEIVED, VECTREN CAPITAL, CORP., an Indiana corporation (“Borrower”), hereby promises to pay to the order of                                                   (the “Lender”), or its assigns, at the main office of BANK OF AMERICA, N.A. (the “Administrative Agent”), as Administrative Agent under the Agreement (hereinafter defined) in Chicago, Illinois, or at such other place as the holder hereof may designate in writing, the principal sum of __________ Dollars ($), or the aggregate unpaid principal amount of all Revolving Loans made by the Lender to Borrower pursuant to Article II of the Agreement, in lawful money of the United States of America and in immediately available funds, together with interest on the unpaid principal balance existing from time to time at the per annum rates and on the dates set forth in the Agreement.  Borrower shall pay the principal and accrued and unpaid interest on the Revolving Loans in full on the Commitment Termination Date and shall make such mandatory payments as are required to be made under the terms of Article II of the Agreement.

The Lender shall, and is hereby authorized to, record on any schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Revolving Loan under this Note and the date and amount of each principal payment hereunder.

This Note is issued pursuant to, is entitled to the benefit of, and is subject to the provisions of that certain Credit Agreement dated as of September 11, 2008 among Borrower, Vectren Corporation, the lenders party thereto, including the Lender, and Bank of America, N.A., as the Administrative Agent for the Lenders (as the same may be amended from time to time, the “Agreement”), to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including, without limitation, the terms and conditions under which this Note may be prepaid or its maturity date accelerated.  This Note is guaranteed, as more specifically described in the Agreement, and reference is made thereto for a statement of the terms and provisions thereof.  Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

Subject to any applicable grace or cure period set forth in the Agreement, if Borrower fails to make the payment of any installment of principal or interest, as provided in the Agreement, or upon the occurrence of any other Default, then in any of such events, or at any time thereafter prior to such Default being cured, the entire principal balance of this Note, and all accrued and unpaid interest thereon, irrespective of the maturity date specified herein or in the Agreement, together with reasonable attorneys’ fees and other costs incurred in collecting or enforcing payment or performance hereof and with interest from the date of Default on the unpaid principal balance hereof at the Default rate specified in Section 2.11 of the Agreement, shall, at the election of the Required Lenders (except as otherwise provided for automatic acceleration on the occurrence of certain Defaults specified in the Agreement), and without relief from valuation and appraisement laws, become immediately due and payable.

Borrower and all endorsers, guarantors, sureties, accommodation parties hereof and all other parties liable or to become liable for all or any part of this indebtedness, severally waive demand, presentment for payment, notice of dishonor, protest and notice of protest and expressly agree that this Note and any payment coming due under it may be extended or otherwise modified from time to time without in any way affecting their liability hereunder.

Notice of acceptance of this Note by the Lender is hereby waived.

BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LITIGATION BASED UPON OR ARISING OUT OF THIS NOTE OR ANY OTHER LOAN DOCUMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS NOTE OR ANY COURSE OF CONDUCT, DEALING, STATEMENTS, WHETHER ORAL OR WRITTEN, OR ACTIONS OF BORROWER OR ANY OF THE LENDERS.  BORROWER SHALL NOT SEEK TO CONSOLIDATE, BY COUNTERCLAIM OR OTHERWISE, ANY ACTION IN WHICH A JURY TRIAL HAS BEEN WAIVED WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED.  THESE PROVISIONS SHALL NOT BE DEEMED TO HAVE BEEN MODIFIED IN ANY RESPECT OR RELINQUISHED BY THE LENDERS EXCEPT BY WRITTEN INSTRUMENT EXECUTED BY BORROWER, THE LENDER AND THE OTHER LENDERS.

IN WITNESS WHEREOF, Borrower has caused this Note to be executed by its duly authorized officer as of the day and year first hereinabove written.

VECTREN CAPITAL, CORP.
By:
Its:

SCHEDULE OF REVOLVING LOANS
AND PAYMENTS OF PRINCIPAL

BORROWER:                                VECTREN CAPITAL, CORP.
NOTE DATED:                                           _________, 200_

Date	Principal Amount of Loan	Type of Loan	Maturity of Interest Period	Amount of Principal Repaid	Unpaid Balance	Maturity

EXHIBIT B

FORM OF BORROWING NOTICE

Date:  ___________, _____
To:	Bank of America, N.A., as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of September 11, 2008 (as amended, restated, extended, supplemented or otherwise modified in writing from time to time, the “Agreement;” the terms defined therein being used herein as therein defined), among Vectren Capital, Corp. (the “Borrower”), Vectren Corporation (the “Guarantor”), the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and LC Issuer.

The undersigned hereby requests (select one):

☐ A borrowing of an Advance	☐ A conversion or continuation of an Advance

1.	On		(a Business Day).

2.	In the amount of $		.

3.	Comprised of			.
[Type of Advance requested]

4.	For Eurodollar Advances: with an Interest Period of ______ months.
The Advance requested herein complies with the limitations contained in the second sentence of Section 2.1 of the Agreement.

VECTREN CAPITAL, CORP.

By:
Name:
Title:

B-1

EXHIBIT C
FORM OF COMPLIANCE CERTIFICATE

To:           The Lenders parties to the
 Credit Agreement Described Below

This Compliance Certificate is furnished pursuant to that certain Credit Agreement dated as of September 11, 2008 (as amended, modified, renewed or extended from time to time, the “Agreement”) among VECTREN CAPITAL, CORP. (“Borrower”), VECTREN CORPORATION, the lenders party thereto and Bank of America, N.A., as Administrative Agent for the Lenders.  Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

THE UNDERSIGNED HEREBY CERTIFIES THAT:

1.	I am the duly elected _____________ of Borrower;

2.
I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of Borrower and its Subsidiaries during the accounting period covered by the attached financial statements;

3.
The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

4.	Schedule I attached hereto sets forth financial data and computations evidencing compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which Borrower has taken, is taking, or proposes to take with respect to each such condition or event:

The foregoing certifications, together with the computations set forth in Schedule I hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this  day of_________, _____.

VECTREN CAPITAL, CORP.

By:

Its:

C-1

SCHEDULE I TO COMPLIANCE CERTIFICATE

Compliance as of ______, ____ with
Provisions of ____and ____ of
the Agreement

C-2

EXHIBIT D

[INTENTIONALLY OMITTED]

D-1

EXHIBIT E
FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [the][each]1 Assignor identified in item 1 below ([the][each, an] “Assignor”) and [the][each]2 Assignee identified in item 2 below ([the][each, an] “Assignee”).  [It is understood and agreed that the rights and obligations of [the Assignors][the Assignees]3 hereunder are several and not joint.]4  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the Assignee][the respective Assignees], and [the][each] Assignee hereby irrevocably purchases and assumes from [the Assignor][the respective Assignors], subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of [the Assignor’s][the respective Assignors’] rights and obligations in [its capacity as a Lender][their respective capacities as Lenders] under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of [the Assignor][the respective Assignors] under the respective facilities identified below (including, without limitation, the Letters of Credit included in such facilities5) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of [the Assignor (in its capacity as a Lender)][the respective Assignors (in their respective capacities as Lenders)] against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by [the][any] Assignor to [the][any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as [the][an] “Assigned Interest”).  Each such sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by [the][any] Assignor.

1.           Assignor[s]:                                ______________________________

1 For bracketed language here and elsewhere in this form relating to the Assignor(s), if the assignment is from a single Assignor, choose the first bracketed language.  If the assignment is from multiple Assignors, choose the second bracketed language.
2 For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language.  If the assignment is to multiple Assignees, choose the second bracketed language.
3 Select as appropriate.
4 Include bracketed language if there are either multiple Assignors or multiple Assignees.
5 Include all applicable subfacilities.

2.	Assignee[s]:

[for each Assignee, indicate [Affiliate][Approved Fund] of [identify Lender]]

3.	Borrower(s):

4.	Administrative Agent: Bank of America, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:
Credit Agreement, dated as of September 11, 2008, among Vectren Capital, Corp., Vectren Corporation, the Lenders from time to time party thereto, and Bank of America, N.A., as Administrative Agent and LC Issuer

6.	Assigned Interest[s]:

Assignor[s][6]	Assignee[s][7]	Facility Assigned[8]	Aggregate Amount of Commitment/Loans for all Lenders[9]	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/ Loans[10]	CUSIP Number

		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%
		____________	$________________	$_________	____________%

[7.           Trade Date:                                __________________]11

Effective Date: __________________, 20__ [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]
The terms set forth in this Assignment and Assumption are hereby agreed to:
ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

6 List each Assignor, as appropriate.
7 List each Assignee, as appropriate.
8 Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment (e.g. “Revolving Credit Commitment”, “Term Loan Commitment”, etc.).
9 Amounts in this column and in the column immediately to the right to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
10 Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
11 To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date.

[NAME OF ASSIGNEE]

By:
Title:
[Consented to and][12] Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:][13]

By:
Title:

12 To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
13 To be added only if the consent of Borrower and/or other parties (e.g. LC Issuer) is required by the terms of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

[___________________]14

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.         Representations and Warranties.

1.1.              Assignor.  [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][[the relevant] Assigned Interest, (ii) [the][such] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.              Assignee.  [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Sections 12.2.3, 12.2.5 and 12.2.6 of the Credit Agreement (subject to such consents, if any, as may be required under Section 12.2.6 of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by [the][such] Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire [the][such] Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 6.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the][such] Assigned Interest, and (vii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by [the][such] Assignee; and (b) agrees that (i) it will, independently and without reliance upon the Administrative Agent, [the][any] Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not

14 Describe Credit Agreement at option of Administrative Agent.

taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2.         Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees and other amounts) to [the][the relevant] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3.         General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of Illinois.

EXHIBIT F

FORM OF INCREASE REQUEST

__________________, 200____

Bank of America, N.A., as Administrative Agent
under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the Credit Agreement dated as of September 11, 2008 among Vectren Capital, Corp. (“Borrower”), Vectren Corporation, as Guarantor, various financial institutions and Bank of America, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

In accordance with Section 2.19 of the Credit Agreement, Borrower hereby requests an increase in the Aggregate Commitment from $__________ to $__________.  Such increase shall be made by [increasing the Commitment of ____________ from $________ to $________] [adding _____________ as a Lender under the Credit Agreement with a Commitment of $____________] as set forth in the letter attached hereto.  Such increase shall be effective three Business Days after the date that the Administrative Agent accepts the letter attached hereto or such other date as is agreed among Borrower, the Administrative Agent and the [increasing] [new] Lender.

Very truly yours, VECTREN CAPITAL, CORP.

By:
Name:
Title:

Acknowledged.  The obligations of the
undersigned under the Credit Agreement
(including Article XIII thereof) shall remain
in full force and effect after the effectiveness
of the foregoing increase in the Aggregate
Commitment.

VECTREN CORPORATION, as Guarantor

By:
Name:
Title:

ANNEX I TO EXHIBIT F

_____, 200__

Bank of America, N.A., as Administrative Agent
under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the letter dated __________, 200__ from Vectren Capital, Corp. (“Borrower”) requesting an increase in the Aggregate Commitment from $__________ to $__________ pursuant to Section 2.19 of the Credit Agreement dated as of September 11, 2008 among Borrower, Vectren Corporation, as Guarantor, various financial institutions and Bank of America, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned hereby confirms that it has agreed to increase its Commitment under the Credit Agreement from $__________ to $__________ effective on the date which is three Business Days after the acceptance hereof by the Administrative Agent or on such other date as may be agreed among Borrower, the Administrative Agent and the undersigned.

Very truly yours, [NAME OF INCREASING LENDER]

By:
Title:

Accepted as of _________, 200__ BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title:

ANNEX II TO EXHIBIT F

_____, 200__

Bank of America, N.A., as Administrative Agent
under the Credit Agreement referred to below

Ladies/Gentlemen:

Please refer to the letter dated __________, 200__ from Vectren Capital, Corp. (“Borrower”) requesting an increase in the Aggregate Commitment from $__________ to $__________ pursuant to Section 2.19 of the Credit Agreement dated as of September 11, 2008 among Borrower, various financial institutions and Bank of America, N.A., as Administrative Agent (as amended, modified, extended or restated from time to time, the “Credit Agreement”).  Capitalized terms used but not defined herein have the respective meanings set forth in the Credit Agreement.

The undersigned hereby confirms that it has agreed to become a Lender under the Credit Agreement with a Commitment of $__________ effective on the date which is three Business Days after the acceptance hereof, and consent hereto, by the Administrative Agent or on such other date as may be agreed among Borrower, the Administrative Agent and the undersigned.

The undersigned (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements delivered by Borrower pursuant to the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to become a Lender under the Credit Agreement; and (b) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

The undersigned represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this letter and to become a Lender under the Credit Agreement; and (ii) no notice to, or consent, authorization or approval of, any Person is required (other than any already given or obtained) for its due execution and delivery of this letter and the performance of its obligations as a Lender under the Credit Agreement.

The undersigned agrees to execute and deliver such other instruments, and take such other actions, as the Administrative Agent may reasonably request in connection with the transactions contemplated by this letter.

The following administrative details apply to the undersigned:

(A)	Notice Address:
Legal name:
Address:

Attention:
	Telephone:	( )
	Facsimile:	( )

(B)	Payment Instructions:
Account No.:
At:
Reference:
Attention:

The undersigned acknowledges and agrees that, on the date on which the undersigned becomes a Lender under the Credit Agreement as set forth in the second paragraph hereof, the undersigned will be bound by the terms of the Credit Agreement as fully and to the same extent as if the undersigned were an original Lender under the Credit Agreement.

Very truly yours, [NAME OF NEW LENDER]

By:
Title:

Accepted and consented to as of ______________, 200___ BANK OF AMERICA, N.A., as Administrative Agent

By:
Name:
Title: